                                                                     EXHIBIT 3.2

                                                         [Conformed as Executed]

================================================================================

                    AMENDED AND RESTATED OPERATING AGREEMENT
                                       OF
                                  BH/RE, L.L.C.

                           DATED AS OF MARCH 26, 2004

================================================================================
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                                TABLE OF CONTENTS

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I.     DEFINED TERMS...............................................................               1

       1.01.   Defined Terms.......................................................               1

       1.02.   Other Defined Terms.................................................               1

II.    ORGANIZATION................................................................               1

       2.01.   Name and Principal Place of Business................................               1

       2.02.   Term................................................................               2

       2.03.   Registered Agent and Registered Office..............................               2

       2.04.   Purpose.............................................................               2

III.   MEMBERSHIP INTERESTS; MEMBERS...............................................               4

       3.01.   Classes of Interests................................................               4

       3.02.   Admission of Members................................................               4

       3.03.   Limitation on Liability.............................................               4

IV.    CAPITAL.....................................................................               5

       4.01.   Initial Capital Contributions.......................................               5

       4.02.   Additional Capital Contributions....................................               5

       4.03.   Capital Accounts....................................................               6

V.     INTERESTS IN THE COMPANY....................................................               7

       5.01.   Percentage Interests................................................               7

       5.02.   Ownership...........................................................               7

       5.03.   Waiver of Partition and Bankruptcy Filing...........................               7

VI.    ALLOCATIONS AND DISTRIBUTIONS...............................................               8

       6.01.   Allocations.........................................................               8

       6.02.   Special Allocations and Compliance with Section 704(b)..............               8

       6.03.   Distributions of Net Cash Flow......................................               9

       6.04.   Intentionally Omitted...............................................               9

       6.05.   Distributions in Liquidation........................................               9

       6.06.   Tax Matters.........................................................               9

       6.07.   Section 704(c)......................................................              10

       6.08.   Withholding.........................................................              10

VII.   MANAGEMENT..................................................................              11
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                                       (i)
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                                TABLE OF CONTENTS
                                   (continued)

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       7.01.   Management..........................................................              11

       7.02.   Officers............................................................              12

       7.03.   Duties and Conflicts................................................              14

       7.04.   Expenses; Advances..................................................              15

       7.05.   Affiliate Transactions..............................................              16

VIII.  BOOKS AND RECORDS...........................................................              16

       8.01.   Books and Records...................................................              16

       8.02.   Accounting and Fiscal Year..........................................              16

       8.03.   Reports.............................................................              16

       8.04.   The Company Accountant..............................................              17

       8.05.   Reserves............................................................              17

IX.    TRANSFER OF INTERESTS.......................................................              17

       9.01.   General.............................................................              17

       9.02.   Restrictions on Transfer of Equity Interests........................              17

       9.03.   Restrictions on Transfer of Voting Interests........................              22

       9.04.   Gaming Laws.........................................................              22

       9.05.   Additional Provisions Applicable to Transfers of Interests..........              22

       9.06.   Further Restriction on Transfer of Interests........................              23

       9.07.   Section 754 Election................................................              23

       9.08.   Issuance of Additional Interests....................................              23

       9.09.   Expiration of Certain Transfer Restrictions.........................              23

X.     EXCULPATION AND INDEMNIFICATION.............................................              23

       10.01.  Exculpation.........................................................              24

       10.02.  Indemnification.....................................................              24

XI.    DISSOLUTION AND TERMINATION.................................................              25

       11.01.  Dissolution.........................................................              25

       11.02.  Termination.........................................................              26

       11.03.  Liquidating Member..................................................              27

XII.   GAMING MATTERS..............................................................              27

       12.01.  Licensing...........................................................              27
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                                      (ii)

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                                TABLE OF CONTENTS
                                   (continued)

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       12.02.  Gaming Problem......................................................              28

XIII.  MISCELLANEOUS...............................................................              28

       13.01.  Representations, Warranties and Covenants of the Members............              28

       13.02.  Further Assurances..................................................              30

       13.03.  Notices.............................................................              30

       13.04.  Governing Law.......................................................              31

       13.05.  Attorney Fees.......................................................              31

       13.06.  Captions............................................................              31

       13.07.  Pronouns............................................................              31

       13.08.  Successors and Assigns..............................................              31

       13.09.  Extension Not a Waiver..............................................              31

       13.10.  Creditors and Third Parties not Benefited...........................              31

       13.11.  Recalculation of Interest...........................................              32

       13.12.  Severability........................................................              32

       13.13.  Entire Agreement....................................................              32

       13.14.  Publicity...........................................................              32

       13.15.  Counterparts........................................................              32

       13.16.  Confidentiality.....................................................              32

       13.17.  Venue...............................................................              34

       13.18.  Waiver of Jury Trial................................................              34

       13.19.  Enforceability of Power of Attorney.................................              34

       13.20.  Amendments..........................................................              34
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                                      (iii)

                    AMENDED AND RESTATED OPERATING AGREEMENT
                                       OF
                                  BH/RE, L.L.C.

         This AMENDED AND RESTATED OPERATING AGREEMENT of BH/RE, L.L.C. is made and entered into as of March 26, 2004, by and among Douglas P. Teitelbaum, an individual whose business address is 885 Third Avenue, 34th Floor, New York, New York 10022 ("Teitelbaum"), Robert I. Earl, an individual whose business address is 7958 West Sand Lake Road, Orlando, Florida 32819 ("Earl"), OCS Consultants, Inc, a Florida corporation ("OCS"), and BH Casino and Hospitality LLC, a Delaware limited liability company ("Bay Harbour").

         WHEREAS, the Company was formed as a limited liability company on March 11, 2003, pursuant to Chapter 86 of the NRS by filing articles of organization of the Company (the "Articles of Organization") in the Office of the Secretary of State of the State of Nevada;

         WHEREAS, the Company is governed by an Operating Agreement between OCS and Bay Harbour, dated April 3, 2003 (the "Existing Operating Agreement");

         WHEREAS, the parties hereto wish to amend and restate the Existing Operating Agreement in its entirety, as set forth in this Agreement.

         NOW, THEREFORE, the parties hereto hereby agree as follows:

                                I. DEFINED TERMS

         1.01. DEFINED TERMS. As used in this Agreement, capitalized terms used in this Agreement will have the meanings set forth on Appendix A to this Agreement, and by this reference Appendix A is incorporated herein as fully as if the provisions thereof had been included in the body of this Agreement in their entirety.

         1.02. OTHER DEFINED TERMS. As used in this Agreement, unless otherwise specified, (a) all references to Sections, Articles or Exhibits are to Sections, Articles or Exhibits of this Agreement, (b) each accounting term has the meaning assigned to it in accordance with GAAP, (c) the terms "include" and "including" shall be construed as if followed by the phrase "without limitation", (d) the term "third parties" means a Person that is not a party to this Agreement and is independent from and unrelated to any party to this Agreement and is not an Affiliate of any party to this Agreement, and (e) all capitalized terms used in this Agreement which are not defined in Appendix A shall have the meanings set forth elsewhere in this Agreement. The use of any term defined in this Agreement in uncapitalized form indicates that the word has its usual, normal and general meaning.

                                II. ORGANIZATION

         2.01. NAME AND PRINCIPAL PLACE OF BUSINESS.

         (a) NAME. The name of the Company is set forth on the cover page to this Agreement. The Managers may change the name of the Company or adopt such trade or fictitious names for use by the Company as the Managers may from time to time determine without the approval of the Members. All business of the Company shall be conducted under such name, and title to all assets of the Company shall be held in such name. In the event the Managers change the name of the Company or adopt any other name for use by the Company, the Company shall promptly file or record with the proper offices in each jurisdiction and political subdivision in which the Company is conducting business such amendments or certificates, applications or other documents as are required or permitted by any applicable limited liability company, assumed or fictitious name statutes, or similar statutes or laws in effect in each such jurisdiction or political subdivision thereof.

         (b) PRINCIPAL PLACE OF BUSINESS. The principal place of business and office of the Company shall be located at such place as the Managers may from time to time designate (in each case, all the Members shall be provided with notice of the location of the principal place of business and office of the Company and any change thereof).

         (c) RECORDS OFFICE. The Company shall continuously maintain in the State of Nevada a Records Office. As of the date hereof, the Records Office is currently the office of the registered agent identified in Section 2.03. The Records Office may be changed to another location within the State of Nevada as the Managers may, from time to time, determine.

         2.02. TERM. The term of the Company shall be perpetual.

         2.03. REGISTERED AGENT AND REGISTERED OFFICE. The name of the Company's registered agent for service of process is The Corporation Trust Company of Nevada, and the address of the Company's registered agent and the address of the Company's registered office in the State of Nevada is 6100 Neil Road, Suite 500, Reno, Nevada 89511. Such agent and such office may be changed from time to time by the Managers. Any Person authorized by the Managers is hereby authorized, for the purposes of authorizing or qualifying the Company to do business in any state, territory, or dependency of the United States in which it is necessary or expedient for the Company to transact business, to do any and all acts and things necessary to obtain from such state, territory or dependency any such authorization or qualification, including any filing or recording deemed necessary by such Person authorized by the Managers.

         2.04. PURPOSE.

         (a) GENERAL. The principal purposes and business of the Company are (and the Members acknowledge and agree that each of the following is a part of the ordinary business of the Company):

                  (i) to invest in EquityCo, L.L.C., a Nevada limited liability company ("EquityCo") and to own, manage and otherwise deal with the Company's interest in EquityCo;

                  (ii) to manage and otherwise deal with the Company's indirect interest in MezzCo, L.L.C., a Nevada limited liability company ("MezzCo");

                  (iii) to manage and otherwise deal with the Company's indirect interest in OpBiz, L.L.C., a Nevada limited liability company ("OpBiz") that will operate, manage and conduct gaming in gaming facilities on or within premises presently known as "The

         Aladdin Hotel & Casino," located at 3667 Las Vegas Boulevard South, Las Vegas, Nevada;

                  (iv) to make capital contributions and/or loans to EquityCo to enable EquityCo to make capital contributions and/or loans to MezzCo to enable MezzCo to make capital contributions and/or loans to OpBiz to enable OpBiz to carry out the transactions, and perform its obligations under, the agreements described in Sections 2.04(b)(ii) below and to otherwise operate its business; and

                  (v) to conduct all activities reasonably necessary or desirable to accomplish the foregoing purposes, and to do anything necessary or incidental to any of the foregoing.

         (b) SUBSIDIARIES. It is contemplated that the Subsidiaries will engage in the following transactions:

                  (i) MezzCo will borrow or otherwise obtain $50 million (or such greater or lesser amount as may be authorized from time to time by EquityCo) of financing and invest in OpBiz;

                  (ii) OpBiz will (A) acquire substantially all of the assets and assume certain liabilities of Aladdin Gaming, L.L.C. ("Aladdin Gaming") in a sale under Section 363 of the Bankruptcy Code and an assumption and assignment of executory contracts under Section 365 of the Bankruptcy Code pursuant to Aladdin Gaming's revised first amended plan of reorganization, confirmed by the Bankruptcy Court on August 29, 2003, and on the terms and conditions of the Purchase Agreement (or such other terms as may be agreed from time to time by OpBiz) and in connection therewith, cause OpBiz to enter into the Credit Agreement, (B) renovate the Aladdin Hotel and Casino (the "Property") into a Planet Hollywood-themed hotel/casino presently expected to be named the "Planet Hollywood Resort and Casino" (the "Renovation"), (C) operate the casino, (D) enter into the Hotel Management Agreement, (E) enter into the Planet Hollywood License Agreement, and (F) change or replace any of the arrangements described in clauses (B) through (E) from time to time as approved by EquityCo;

                  (iii) directly or indirectly develop, own an economic interest in, or operate a vacation resort ownership project, condominium, hotel, condominium/hotel, or other facility on vacant land acquired from Aladdin Gaming; and

                  (iv) to conduct all activities reasonably necessary or desirable to accomplish the foregoing purposes, and to do anything necessary or incidental to any of the foregoing.

The Company shall not engage in any other business or activity without the unanimous approval of the Voting Members.

         (c) COOPERATION. Subject to the other terms and conditions of this Agreement and without intending to compromise any party's other rights, duties and obligations, each of the Members agrees to cooperate in the activities of the Company, including the execution and delivery of documents approved by the Managers which are necessary or required in connection with any such activity, including any review and/or approval process described in Article XII or by any other governmental bodies having jurisdiction over the Company, any of the Subsidiaries or the Property.

                       III. MEMBERSHIP INTERESTS; MEMBERS

         3.01. CLASSES OF INTERESTS. The Interests are divided into two classes, Equity Interests and Voting Interests. Equity Interests will not have any right to vote on matters submitted to a vote of the Members, other than any matters for which approval of Equity Members is required under Chapter 86 of the NRS. The Company has issued 50% of the Voting Interests to Earl and 50% of the Voting Interests to Teitelbaum. Any vote of the Voting Members owning or holding Voting Interests originally issued to Earl shall be cast by the Earl Manager and any vote of the Voting Members owning or holding Voting Interests originally issued to Teitelbaum shall be cast by the Teitelbaum Manager; provided that this sentence shall not apply to the designation or removal of Managers contemplated by Section 7.01(c). Any Person owning or holding a Voting Interest originally issued to Earl shall be deemed to have appointed the Earl Manager as attorney-in-fact and proxy for the purpose of casting such vote and any Person owning or holding a Voting Interest originally issued to Teitelbaum shall be deemed to have appointed the Teitelbaum Manager as attorney-in-fact and proxy for the purpose of casting such votes.

         3.02. ADMISSION OF MEMBERS. Each of OCS and Bay Harbour is hereby admitted as an Equity Member of the Company and shall be shown as such on the books and records of the Company. Each of Teitelbaum and Earl are hereby admitted as Voting Members of the Company and shall be shown as such on the books and records of the Company.

         3.03. LIMITATION ON LIABILITY.

         (a) GENERAL. Except as otherwise expressly provided in Chapter 86 of the NRS, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability solely by reason of being a Member of the Company. Except as otherwise expressly provided in Chapter 86 of the NRS or as provided in Sections 10.02(b) and 13.01(c) hereof, the liability of each Member shall be limited to the amount of Capital Contributions made by such Member in accordance with the provisions of this Agreement. Further, except as otherwise expressly provided herein to the contrary, no Manager, officer or employee of the Company, general or limited partner of any Member, shareholder, member or other holder of an equity interest in any Member, or any officer, director or employee of any of the foregoing or any of their Affiliates shall be obligated personally for any debt, obligation or other liability of the Company solely by reason of being a Manager, officer or employee of the Company, general or limited partner of any Member, shareholder, member or other holder of an equity interest in any Member, or any officer, director, or employee of any of the foregoing or any of their Affiliates. Further, failure of the Company to observe any corporate or other formalities or requirements relating to the exercise of its powers or the management of its business or affairs under this Agreement or Chapter 86 of the NRS shall not be grounds for any Member, any Manager, officer or employee of the Company, any general or limited partner of any Member, any shareholder, member or other holder of an equity interest in any Member, or any officer, director or employee of any of the foregoing or any of their Affiliates to be held liable or obligated for any debt, obligation or other liability of the Company.

         (b) CAPITAL LIMITS. Except as expressly provided in this Agreement, no Member shall be required to contribute any capital, nor shall any Member be required to loan any funds to the Company. Voting Members will not have Capital Accounts. A negative or deficit balance in any Equity Member's Capital Account shall not be deemed to be an asset of the Company and no Equity Member with a negative or deficit balance in its Capital Account shall have any obligation to the Company, any other Member, or any third party or creditor to restore any negative or deficit balance in its Capital Account (upon liquidation or dissolution of the Company or otherwise), except to the extent expressly provided for in this Agreement. Other than as set forth in Section 10.02(b) hereof, no Member shall be liable for the return of the Capital Contributions or the Capital Account of any other Member, it being expressly understood and agreed that such return shall be made solely from the assets of the Company and only in accordance with the provisions of this Agreement. No Member shall be entitled to withdraw or receive a return of any portion of its Capital Contributions or Capital Account, to receive interest on its Capital Contributions or Capital Account or to receive any distributions from the Company, except as expressly provided for in this Agreement or under applicable law. No Member shall be entitled to demand or receive property other than cash in return for its Capital Contributions to the Company, its Capital Account, or its Interests in the Company. For purposes of this Section 3.03, the term "Capital Account" shall be deemed to also include the capital account of any Equity Member for financial or book purposes or as set forth in Chapter 86 of the NRS or under common law.

         (c) SURVIVAL. The provisions of this Section 3.03 will survive the termination or expiration of this Agreement and the dissolution, liquidation and winding up of the Company.

                                   IV. CAPITAL

         4.01. INITIAL CAPITAL CONTRIBUTIONS. As of the date of this Agreement, each Equity Member (or an Affiliate of such Equity Member) has advanced $4.25 million to the Company (in the amounts and on the dates indicated on Schedule 1) in the form of demand loans bearing interest from the date of such advance at the rate of 1.52% per annum (which equals the "blended annual rate" for calendar year 2003 as determined by the Internal Revenue Service under Section 7872(e)(2) of the Code). Simultaneously with the Closing, such advance, together with accrued interest will be deemed contributions to the capital of the Company by the applicable Equity Member. Such capital contributions are referred to in this Agreement as the "Initial Capital Contribution" of the Equity Member.

         4.02. ADDITIONAL CAPITAL CONTRIBUTIONS.

         (a) TRANSACTION FEES. On the Closing Date, each Equity Member shall make a Capital Contribution equal to 50% of the total amount of Transaction Fees. The amount of Transaction Fees paid by the Equity Members or their Affiliates through February 29, 2004 is shown on Schedule 2. An Equity Member may elect to include all or a portion of the amount of

Transaction Fees that it has paid in its Capital Contribution under this Section 4.02(a), provided, that the maximum amount of such in-kind contribution cannot exceed 50% of the total amount of Transaction Fees. Any cash that is contributed shall be used to pay outstanding unpaid Transaction Fees and, as contemplated by
Section 7.04(a), to make certain reimbursement payments.

         (b) OTHER CAPITAL CONTRIBUTIONS. If at any time or from time to time the Managers unanimously determine that funds in excess of the Capital Contributions made or required to be made under Sections 4.01 and 4.02(a) are necessary or desirable to meet the obligations or needs of the Company or any Subsidiary, the Managers may request that the Equity Members make additional Capital Contributions. Any additional Capital Contributions will only be made by an Equity Member if that Equity Member agrees to do so and, if so agreed, shall be made by the agreeing Equity Members on a pro rata basis according to their Percentage Interests (unless such Equity Members agree otherwise). Any such request shall be in writing, shall state the aggregate amount of the funds requested and each Equity Member's share thereof, shall include a brief description of the proposed use of such Capital Contributions, and shall designate a date by which the Company must receive funds in respect of such Capital Contribution. Voting Members and Managers have no obligation, and are not required, to make Capital Contributions.

         (c) MANNER OF FUNDING. Any Capital Contribution made pursuant to Sections 4.02(a) and (b) shall be made by wire transfer of funds to a Company account designated by the Managers on or before a date designated by the Managers in such notice.

         4.03. CAPITAL ACCOUNTS. A separate capital account ("Capital Account") will be maintained for each Equity Member in accordance with Treasury Regulation
Section 1.704-1(b)(2)(iv). Consistent therewith, the Capital Account of each Equity Member will be determined and adjusted as follows:

                  (a) Each Equity Member's Capital Account will be credited with:

                           (i) any contributions of cash made by such Equity Member to the capital of the Company plus the fair market value of any property contributed by such Equity Member to the capital of the Company (net of any liabilities to which such property is subject or which are assumed by the Company in connection with such contribution);

                           (ii) the Equity Member's distributive share of Net Profit, Profit and items thereof allocated to such Equity Member hereunder; and

                           (iii) any other increases required by Treasury Regulation Section 1.704-1(b)(2)(iv).

                  (b) Each Equity Member's Capital Account will be debited with:

                           (i) any distributions of cash made from the Company to such Equity Member plus the fair market value of any property distributed in kind to such Equity Member (net of any liabilities to which such property is subject or which are assumed by such Equity Member in connection with such distribution);

                           (ii) the Equity Member's distributive share of Net Loss, Loss and items thereof allocated to such Member hereunder; and

                           (iii) any other decreases required by Treasury Regulation Section 1.704-1(b)(2)(iv).

         (c) Code Section 752(c) and any other applicable provisions of the Code and Regulations shall be taken into account in determining the amount of any liability for purposes of subparagraphs (a) and (b) above.

         (d) The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulation Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. If the Managers shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Company or any Equity Members in connection with such contribution or distribution), are computed in order to comply with such Regulations, the Managers may make such modification provided that it is not likely to have a material effect on the amounts distributed to any person pursuant to Section 11.02 hereof upon the dissolution of the Company. The Managers also shall make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulation Section 1.704-1(b).

         (e) If any Equity Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor Equity Member to the extent such Capital Account related to the transferred Equity Interest.

                           V. INTERESTS IN THE COMPANY

         5.01. PERCENTAGE INTERESTS. With regard to each Equity Member separately, the Percentage Interest of such Equity Member will be calculated as set forth in the definition of "Percentage Interest" in Appendix A attached hereto.

         5.02. OWNERSHIP. No Member will have any interest in any specific assets of the Company. Interests in the Company are personal property.

         5.03. WAIVER OF PARTITION AND BANKRUPTCY FILING. Except as otherwise expressly provided for in this Agreement, each of the Members hereby irrevocably waives any right or power that such Member might have:

                  (a) to cause the Company or any of its assets to be partitioned;

                  (b) to cause the appointment of a receiver for all or any portion of the assets of the Company;

                  (c) to compel any sale of all or any portion of the assets of the Company pursuant to any applicable law;

                  (d) to file a complaint, or to institute any proceeding at law or in equity, to cause the termination, dissolution or liquidation of the Company; or

                  (e) to file any case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law with respect to the Company.

Each of the Members has been induced to enter into this Agreement in reliance upon the waivers set forth in this Section 5.03, and without such waivers no Member would have entered into this Agreement.

                       VI. ALLOCATIONS AND DISTRIBUTIONS

         6.01. ALLOCATIONS. For each taxable year of the Company or part thereof, Net Profit or Net Loss shall be allocated to the Equity Members (after all allocations pursuant to Section 6.02 hereof have been made) in such a manner so as to cause the Partially Adjusted Capital Accounts of the Equity Members to stand in proportion to their respective Percentage Interests.

         6.02. SPECIAL ALLOCATIONS AND COMPLIANCE WITH SECTION 704(B). The following special allocations shall, except as otherwise provided, be made in the following order:

                  (a) notwithstanding anything to the contrary contained in this Article VI, if there is a net decrease in Company Minimum Gain or in any Member Minimum Gain during any taxable year or other period, prior to any other allocation pursuant hereto, such Equity Member shall be specially allocated items of Company Profit for such year (and, if necessary, subsequent years) in an amount and manner required by Treasury Regulation Sections 1.704-2(f) or 1.704-2(i)(4). The items to be so allocated shall be determined in accordance with Treasury Regulation Section 1.704-2.

                  (b) Nonrecourse Deductions for any taxable year or other period shall be allocated (as nearly as possible) under Treasury Regulation Section 1.704-2 to the Equity Members, pro rata in proportion to their respective Percentage Interests at the time of such allocation.

                  (c) any Member Nonrecourse Deductions for any taxable year or other period shall be allocated to the Member that made or guaranteed or is otherwise liable with respect to the loan to which such Member Nonrecourse Deductions are attributable in accordance with the principles set forth in Treasury Regulation Section 1.704-2(i).

                  (d) any Member who unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) which causes or increases a negative balance in his or its Capital Account shall be allocated items of Profit sufficient to eliminate such increase or negative balance caused thereby, as quickly as possible, to the extent required by such Treasury Regulation.

                  (e) no allocation of loss or deduction shall be made to any Member if, as a result of such allocation, such Member would have an Adjusted Capital Account Deficit. Any such disallowed allocation shall be made to the Members entitled to receive such allocation under Treasury Regulation Section 1.704 in proportion to their respective Percentage Interests.

         6.03. DISTRIBUTIONS OF NET CASH FLOW. Except as otherwise provided in Sections 6.05 below, the Company shall make distributions of Net Cash Flow (to the extent and if available) to the Equity Members in accordance with their respective Percentage Interests. Notwithstanding the foregoing the Managers may unanimously decide to cause the Company to reserve or reinvest some or all of the available Net Cash Flow for any purpose; provided, however, that the Managers shall use their reasonable best efforts to cause the Company to distribute cash annually in an amount equal to at least 40% of the Net Profit of the Company for such annual period.

         6.04. INTENTIONALLY OMITTED

         6.05. DISTRIBUTIONS IN LIQUIDATION. Upon the dissolution and winding-up of the Company, the proceeds of sale and other assets of the Company distributable to the Equity Members under Section 11.02(c)(iii) shall be distributed not later than the latest time specified for such distributions pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(b)(2) to the Equity Members in proportion to and in accordance with their respective positive Capital Account balances (after adjustment to reflect the allocations pursuant to Section 6.01 and Section 6.02 hereof). With the approval of the Managers, a pro rata portion of the distributions that would otherwise be made to the Equity Members under the preceding sentence may be distributed by the Company to a trust established by the Managers (for the benefit of the Equity Members) for the purposes of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company arising out of or in connection with the dissolution and winding-up of the Company. The assets of any trust established under this Section 6.05 will be distributed to the Equity Members (from time to time by the trustee of the trust upon approval by the Managers) in the same proportions as the amount distributed to the trust by the Company would otherwise have been distributed to the Equity Members under this Agreement.

         6.06. TAX MATTERS. The Members intend for the Company to be treated as a partnership for federal income tax purposes and for EquityCo, MezzCo and OpBiz to be treated either as partnerships or entities that are to be disregarded as separate from their owners for U.S. federal income tax purposes. No Member shall take any action contrary to the preceding sentence. Teitelbaum shall be the "Tax Matters Partner" under Section 6231 of the Code and shall have all authority of a "Tax Matters Partner" under the Code. Subject to the foregoing, the Teitelbaum Manager has the right and power and is authorized to make all applicable elections, determinations and other decisions under the Code and applicable Treasury Regulations, and under any tax code or act of a foreign jurisdiction which is applicable to the Company or any similar election to be made by the Company in respect of any Subsidiary, including the deductibility of a particular item of expense and the positions to be taken on the Company's or any Subsidiary's tax return, provided, that the "Tax Matters Partner" shall not make any election that favors one Equity Member over another Equity Member without the consent of the Equity Member that is being disadvantaged. The Managers may designate a different Manager or Voting Member (who shall be a natural Person) as the "Tax Matters Partner" from time to time.

         6.07. SECTION 704(C). In accordance with Section 704(c) of the Code and the applicable Treasury Regulations thereunder, income, gain, loss, deduction and tax depreciation with respect to any property contributed to the capital of the Company, or with respect to any property which has a Book Basis different than its adjusted tax basis, shall, solely for federal income tax purposes, be allocated among the Equity Members so as to take into account any variation between the adjusted tax basis of such property to the Company and the Book Basis of such property in accordance with Section 704(c) of the Code or Treasury Regulations Section 1.704-1(b)(4), as applicable.

         6.08. WITHHOLDING.

         (a) AUTHORIZED WITHHOLDING. Each Member authorizes the Company to withhold from or pay on behalf of or with respect to the Member any amount of federal, state, local, or foreign taxes that the Managers determine the Company may be required to withhold or pay to any Governmental Authority with respect to any amount distributable or allocable to the Member pursuant to this Agreement. Except as otherwise provided in this Agreement to the contrary, any amount withheld from any distribution otherwise payable to a Member will be deemed to have been distributed to the Member for purposes of this Agreement and paid by such Member to the relevant taxing authority. Any amount paid on behalf of or with respect to a Member other than amounts withheld from distributions otherwise payable to a Member shall constitute a loan by the Company to the Member, which loan shall be due within 15 days after repayment is demanded of the Member in question by either Manager. Any amounts payable by a Member hereunder shall bear interest at 18% per annum, such interest to accrue from the date such amount is due (i.e., 15 days after demand by the Managers) until such amount is paid in full. If there is an amount of withholding for federal, state, local or foreign taxes required to be paid by the Company to any Governmental Authority as a result of an allocation to a Member hereunder (the "Subject Member") and the Company does not have sufficient cash available to make any such payment, then the Subject Member shall, within 10 days of demand from the Managers, pay to the Company any amount of such payment required to be paid to the Governmental Authority. Any such payment to the Company by the Subject Member shall not constitute a Capital Contribution.

         (b) INDEMNIFICATION. None of the Company, any Subsidiary, any Member or any Manager, any general or limited partner of any Member, any shareholder or other holder of an equity interest of any Member, or any officer, director or employee of any of the foregoing or any of their Affiliates (each an "Indemnified Party"), shall be liable for any U.S. federal, state, local or foreign taxes with respect to, on account of, or on behalf of any other Member's interest in the Company or any Subsidiary or in any way attributable to such other Member, such other Member's status, or the status of any direct or indirect partner, shareholder or other beneficial owner of such other Member or any of its Affiliates. Each Member (the "Indemnifying Party") agrees to indemnify and hold harmless the Indemnified Parties from and against any U.S. federal, state, local or foreign taxes that any Indemnified Party may be required to withhold or pay to any Governmental Authority on account of, on behalf of, or with respect to such Indemnifying Party's interest in the Company or any Subsidiary or in any way attributable to such Indemnifying Party, such Indemnifying Party's status or the status of any direct or indirect partner, shareholder or other beneficial owner of such Indemnifying Party or any of its or their Affiliates. The amount of any indemnification shall not constitute a Capital Contribution.

                                 VII. MANAGEMENT

         7.01. MANAGEMENT.

         (a) MANAGERS. Except as otherwise expressly provided in this Agreement, the business and affairs of the Company shall be vested in and controlled by managers, acting unanimously (the "Managers"). The Managers shall have responsibility for establishing the policies and operating procedures with respect to the business and affairs of the Company and for making all decisions as to all matters which the Company has authority to perform. All decisions made with respect to the management and control of the Company and approved by the Managers (except for such decisions which by the express terms of this Agreement require the approval of all the Members or any class of Members) shall be binding on the Company and all Members. No Member has the authority to bind the Company. No Manager shall have any obligation to make loans or Capital Contributions to the Company.

         (b) PROFESSIONAL ADVISORS. The Managers may, or may direct any officer to, on behalf of the Company, employ, engage or retain any Persons (including any Affiliate of any Member) to act as brokers, accountants, attorneys, engineers, investment bankers or in such other capacities as the Managers may determine are necessary or desirable in connection with the Company's or any Subsidiary's business, and the Members and the Managers shall be entitled to rely in good faith upon the recommendations, reports and advice given them by any such Persons in the course of their professional engagement.

         (c) NUMBER AND APPOINTMENT. There shall be two Managers who shall be appointed by the Voting Members. Subject to applicable Gaming Laws, Teitelbaum (or any Person or Persons to whom Teitelbaum directly or indirectly Transfers a majority of his Voting Interest in accordance with this Agreement) shall have the right to appoint one Manager (the "Teitelbaum Manager"), and Earl (or any Person or Persons to whom Earl directly or indirectly Transfers a majority of his Voting Interest in accordance with this Agreement) shall have the right to appoint one Manager (the "Earl Manager"); provided, that the Teitelbaum Manager must be reasonably acceptable to Earl and the Earl Manager must be reasonably acceptable to Teitelbaum. Teitelbaum shall be the initial Teitelbaum Manager and Earl shall be the initial Earl Manager. Each appointing Voting Member may, by written notice to the others, remove any Manager appointed by such Voting Member and appoint a substitute therefor; provided, such removal and appointment does not and is not reasonably expected to cause a Gaming Problem. Additionally, if any Manager is found to be an Unsuitable Person, the applicable Voting Member shall immediately remove such Person as a Manager, and such Person shall automatically cease to be a Manager.

         (d) UNANIMOUS DECISIONS. The Managers will not have any authority to authorize or approve or take any action with regard to any matter unless the same has been approved by each Manager.

         (e) MEETINGS. Regular meetings of the Managers may be held at such times and places as shall be designated from time to time by resolution of the Managers. Special meetings of the Managers may be called by or at the request of any Manager. The person or persons authorized to call the special meeting of the Managers may fix any reasonable place within the continental United States as the place for holding the special meeting of the Managers.

         (f) NOTICE OF MEETINGS. Notice of any meeting of the Managers shall be given no fewer than five Business Days and no more than 20 Business Days prior to the date of the meeting. Notices shall be delivered in the manner set forth in Section 13.03 hereof. The attendance of a Manager at a meeting of the Managers shall constitute a waiver of notice of such meeting, except where the Manager attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not properly called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Managers need be specified in the notice or waiver of notice of such meeting.

         (g) ACTION BY WRITTEN CONSENT. Any action required to be taken at a meeting of the Managers or any other action which may be taken at a meeting of the Managers may be taken without a meeting through a written consent setting forth the actions so taken, signed by each Manager. Any such consent shall have the same effect as a unanimous vote of the Managers at a properly called and constituted meeting of the Managers.

         (h) CONFERENCE TELEPHONE MEETINGS. The Managers may participate in and act at all meetings of the Managers through the use of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Participation in such meetings shall constitute attendance in person at the meeting of the Person or Persons so participating.

         (i) NO REMUNERATION. Except as otherwise approved by the Voting Members, no Manager shall be entitled to receive any salary or any remuneration or expense reimbursement from the Company for his services as a Manager. No Member nor any member, partner, shareholder, officer, director, employee, agent or representative of any Member shall receive any salary or other remuneration for its services rendered pursuant to this Agreement.

         7.02. OFFICERS.

         (a) APPOINTMENT. Subject to applicable Gaming Law, the Managers shall appoint a Chief Executive Officer, a Chief Financial Officer, and a Controller, and may appoint a treasurer, a secretary, and such other officers of the Company as they see fit, each of whom shall have authority and perform such duties as are set forth in this Agreement and as the Managers may from time to time specify. Each officer shall hold office until he or she shall resign or die or shall be removed or otherwise disqualified to serve. If any Person appointed to serve as an officer is found to have a Gaming Problem or be an Unsuitable Person, the Managers shall immediately remove such Person as an officer and such Person shall automatically cease to be an officer. A Manager may hold any office, and one Person may hold more than one office.

         (b) CHIEF EXECUTIVE OFFICER. The Chief Executive Officer shall be the chief executive officer of the Company. The Chief Executive Officer shall generally and actively manage the business of the Company, shall see that all orders and resolutions of the Managers are carried into effect, and shall perform all duties as may from time to time be assigned by the

Managers. The Chief Executive Officer shall be the "principal executive officer" of the Company for purposes of the Securities Act and the Exchange Act.

         (c) PRESIDENT. The Managers may designate the Chief Executive Officer as the President of the Company or appoint a separate Person as President. The Company need not have a President if a Chief Executive Officer has been appointed and continues to hold such office. If appointed separately the President will perform such duties and possess such powers as are assigned from time to time by the Chief Executive Officer or the Managers.

         (d) CHIEF FINANCIAL OFFICER. The Chief Financial Officer shall oversee the Company's financial affairs (including preparation of the Company's financial statement) and perform such other duties and possess such powers as may be assigned from time to time by the Chief Executive Officer or the Managers. The Chief Financial Officer shall be the "principal financial officer" of the Company for purposes of the Securities Act and the Exchange Act.

         (e) CONTROLLER. The Controller shall oversee the internal accounting and audit functions of the Company and shall perform such duties and possess such powers as from time to time may be assigned by the Chief Financial Officer, the Chief Executive Officer or the Managers. The Controller shall be the "principal accounting officer" of the Company for purposes of the Securities Act and the Exchange Act.

         (f) VICE PRESIDENTS. The Company may have one or more vice presidents, and any vice president may be designated as an "executive" or "senior" vice president. The vice presidents, if any, shall perform such duties and possess such powers as from time to time may be assigned to them by the Managers or the Chief Executive Officer.

         (g) SECRETARY. The Secretary shall perform such duties and shall have such powers as may from time to time be assigned by the Managers or the Chief Executive Officer. In addition, the secretary shall perform such duties and have such powers as are incident to the office of secretary including, without limitation, the duty and power to give notice of all meetings of Members and Managers, the preparation and maintenance of minutes of meetings of Members and Managers and other records and information required to be kept by the Company and for authenticating records of the Company, and to be custodian of the Company records.

         (h) TREASURER. The Treasurer shall perform such duties and shall have such powers as may from time to time be assigned by the Managers or the Chief Executive Officer. In addition, the Treasurer shall perform such duties and have such powers as are incident to the office of treasurer including, without limitation, the duty and power to keep and be responsible for all funds and securities of the Company, to deposit funds of the Company depositories selected in accordance with this Agreement, to disburse such funds as directed by the Managers subject to the terms and conditions of this Agreement, making proper accounts thereof and to render as required by the Managers statements of all these transactions taken as Treasurer.

         (i) ASSISTANT SECRETARIES AND ASSISTANT TREASURERS. The assistant secretaries and assistant treasurers, if any, shall perform such duties as shall be assigned to them by the Secretary or the Treasurer, respectively, or by the Chief Executive Officer or the Managers. In the absence, inability or refusal to act of the Secretary or the Treasurer, respectively, the assistant secretaries or assistant treasurers, respectively, in the order designated by the Managers, or in the absence of any designation, then in the order of their election or appointment, shall perform the duties and exercise the powers of the Secretary or Treasurer, as the case may be.

         (j) REMOVAL AND RESIGNATION. Any officer may be removed, either with or without cause, by the Managers at any regular or special meeting, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Any officer may resign at any time upon written notice to the Company.

         (k) VACANCIES. A vacancy in the office of any officer, whether as a result of death, resignation, removal, disqualification or any other cause, may be filled by the Managers at any regular or special meeting.

         (l) COMPENSATION. Officers and other employees of the Company shall receive such compensation as shall be determined by the Managers, adopted in advance or after the rendering of the services, or by employment contracts approved by the Managers. Election or appointment of any officer or any other employee shall not of itself create contract rights or any rights to compensation hereunder.

         7.03. DUTIES AND CONFLICTS.

         (a) GENERAL. The Managers shall devote such time to the Company's business as they deem to be necessary or desirable in connection with their respective duties and responsibilities hereunder.

         (b) CONFLICTS AND COMPETITION. Each of the Members recognizes that each of the Managers and the other Members and their respective members, partners, shareholders, officers, directors, employees, agents, representatives and Affiliates, have or may have in the future other business interests, activities and investments, some of which may be in conflict or competition with the business of the Company and/or one or more of the Subsidiaries and that each of the Managers and the other Members and their respective members, partners, shareholders, officers and directors, employees, agents, representatives and Affiliates are entitled to carry on such other business interests, activities and investments. Except as otherwise agreed to in writing by such Member or such Member's partners, shareholders, officers and directors, employees, agents, representatives and Affiliates, (i) each of the Managers and the Members and their respective partners, shareholders, officers and directors, employees, agents, representatives and Affiliates may engage in or possess an interest in any other business or venture of any kind, independently or with others, (ii) each of the Managers and the Members and their respective partners, shareholders, officers and directors, employees, agents, representatives and Affiliates may engage in any such activities, whether or not in competition with the Company or any Subsidiary without any obligation to offer any interest in such activities to the Company or to the other Members, and (iii) to the maximum extent permitted by applicable law, each Member hereby waives any claim or cause of action against the Managers or the other Members or any of their respective Affiliates, agents and representatives for any breach of any fiduciary duty to such Member or the Company by such Person, including as may result from a conflict of interest between the Company and such Person. Each Member acknowledges and agrees that in the event of any such conflict of interest, each such Person may, in the absence of bad faith, act in its own best interest or the best interest of such Manager, Member, Affiliate, agent or representative. The Managers shall not be obligated to recommend or take any action as Managers that prefers the interests of the Company or the Members over the interests of the Managers or their respective Affiliates, agents or representatives and the Company and the Members hereby waive the fiduciary duty, if any, to the Company and the Members, including in the event of any such conflict of interest. Neither the Company nor the other Members nor their respective partners, shareholders, officers and directors, employees, agents, representatives and Affiliates will have any right, by virtue of this Agreement, in or to such activities, or the income or profits derived therefrom, and the pursuit of such activities, even if competitive with the business of the Company or any Subsidiary, will not be deemed wrongful or improper.

         (c) Whenever in this Agreement the Managers are permitted or required to take any action or to make a decision in their "sole discretion" or "discretion," or under a grant of similar authority or latitude, the Managers shall be entitled to consider such interests and factors as they deem appropriate, provided that the Managers shall act in good faith.

         (d) Whenever in this Agreement the Managers are permitted or required to take any action or to make a decision in "good faith" or under another express standard, the Managers shall act under such express standard and, to the extent permitted by applicable law, shall not be subject to any other or different standards imposed by this Agreement and, notwithstanding anything contained herein to the contrary, so long as the Managers act in good faith, the resolution, action or terms so made, taken or provided by the Managers shall not constitute a breach of this Agreement or impose liability upon the Managers or any of their Affiliates, agents or representatives.

         7.04. EXPENSES; ADVANCES. (a) Except as otherwise provided in this Agreement or in any of the agreements described in and approved in accordance with the terms of this Agreement and except for any costs to be borne by any third party under any agreement with the Company, the Company shall be responsible for paying, and shall pay, all direct costs and expenses related to the organization, operation or liquidation of the Company. If any such costs and expenses are or have been paid by any Member or any Affiliate of a Member, such Member shall be entitled to be reimbursed for such payment so long as such payment is reasonably necessary for Company organization, business or operations, such Member provides the Company with appropriate documentation evidencing such costs or expenses, and the Managers approve such payment.

         (b) If OpBiz receives the Earnest Money Deposit (as defined in the Purchase Agreement), the Company will cause (directly or indirectly) OpBiz to distribute such amount to MezzCo and will cause (directly or indirectly) MezzCo to distribute such amount to EquityCo and will cause EquityCo to distribute such amount to its members as provided in the EquityCo Operating Agreement. The Company shall pay any amounts received by it in respect of the Earnest Money Deposit to the Equity Members (or their Affiliates) pro rata in proportion to the respective amounts advanced (plus accrued interest thereon) by the Equity Members or their Affiliates to fund the Earnest Money Deposit.

         7.05. AFFILIATE TRANSACTIONS. The Company shall not, and shall not permit any Subsidiary to, enter into any transaction with an Affiliate of any Member unless the material terms of the transaction, including any payments, fees, commissions, reimbursements or other forms of consideration paid or payable to such Member, are disclosed in writing to and approved by the Managers.

                             VIII. BOOKS AND RECORDS

         8.01. BOOKS AND RECORDS. The Company shall maintain, or cause to be maintained, in a manner customary and consistent with good accounting principles, practices and procedures, a comprehensive system of office records, books and accounts in which shall be entered fully and accurately each and every financial transaction with respect to the operations of the Company and ownership and operation of any property. Without limiting the foregoing, the Company shall maintain a current list of the full name and last known business address of each Member in alphabetical order, a copy of the filed Articles of Organization and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any document has been executed, and a copy of this Agreement and all amendments thereto. Bills, receipts and vouchers shall be maintained on file by the Company. The Company shall maintain said books and accounts in a safe manner and separate from any records not having to do directly with the Company or any property of the Company. Such books and records of account shall be prepared and maintained at the principal place of business of the Company or such other place or places as may from time to time be determined by the Managers. Each Member or its duly authorized representative shall have the right to inspect, examine and copy such books and records of account at the Company's office during reasonable business hours. A reasonable charge for copying books and records may be charged by the Company.

         8.02. ACCOUNTING AND FISCAL YEAR. The books of the Company shall be kept on the accrual basis in accordance with United States generally accepted accounting principles, practices and procedures ("GAAP") and on a tax basis and the Company shall report its operations for tax purposes on the accrual method. The fiscal year and U.S. tax year of the Company shall end on December 31 of each year, unless a different tax year shall be required by the Code or established by the Managers.

         8.03. REPORTS.

         (a) GENERAL. The Company will furnish to each Member copies of all reports required to be furnished to any lender of the Company or any Subsidiary and any reports furnished to EquityCo, MezzCo, OpBiz, or the Company under the Hotel Management Agreement.

         (b) TAX REPORTS. The Company will furnish or use its reasonable best efforts to cause to be furnished to each Member, or its tax advisors, not later than March 15 after the end of each fiscal year of the Company, sufficient information on the consolidated profit and loss of the Company that will enable the tax advisors of each Member to prepare all required tax and other reports needed to meet such Member's own reporting requirements. All schedules of book income shall be prepared on a GAAP basis. Promptly after the end of each fiscal year, if requested by any Member, the Company will use its reasonable best efforts to cause the

Company Accountant to prepare and deliver to each Member a report setting forth in sufficient detail all such additional information and data with respect to business transactions effected by or involving the Company during the fiscal year as will enable the Company and each Member to timely prepare its U.S. federal, state and local income tax returns in accordance with applicable laws, rules and regulations.

         (c) TAX RETURNS. The Company will use its reasonable best efforts to cause the Company Accountant to prepare all U.S. and non-U.S. federal, state and local tax returns required of the Company with respect to each calendar year and to submit those returns to the Members for their approval not later than March 1st of the year following such calendar year, and if requested, the Company shall make such changes as are reasonably requested. After such returns have been approved by the Managers, the Company shall file the tax returns. If the Managers shall not have approved any such tax return prior to the date required for the filing thereof (including any extensions granted), the Company will timely obtain an extension of such date to the extent such an extension is available.

         (d) OTHER. The Company shall prepare or use its reasonable best efforts to cause to be prepared such additional financial reports, statements and other information as the Managers may determine are appropriate. All decisions as to accounting principles shall be made by the Managers subject to the provisions of this Agreement.

         8.04. THE COMPANY ACCOUNTANT. The Company shall retain as the regular accountant and auditor for the Company (the "Company Accountant") any nationally-recognized U.S. accounting firm approved by the Managers.

         8.05. RESERVES. The Managers may, in their discretion and subject to such conditions as they shall determine, establish reasonable reserves for such purposes and requirements as they may deem appropriate.

                            IX. TRANSFER OF INTERESTS

         9.01. GENERAL. (a) No Member may Transfer any of its Interests except as expressly permitted, contemplated or required by this Agreement, including
Section 9.04.

         (b) Each Member hereby acknowledges the reasonableness of the restriction on the Transfer of Interests imposed by this Agreement in view of the Company's business purposes and the relationship of the Members. Accordingly, the restrictions on Transfer set forth herein shall be specifically enforceable.

         9.02. RESTRICTIONS ON TRANSFER OF EQUITY INTERESTS.

         (a)      RIGHT OF FIRST OFFER/REFUSAL.

                  (i) Subject to Sections 9.04, 9.05 and 9.06, any Equity Member (the "Seller") may Transfer any of its Equity Interests (the "Offered Interests"), provided that (x) the Seller complies with this
         Section 9.02(a) and Section 9.02(b), (y) the Transfer is permitted by and made in compliance with Section 9.02(c) or (z) the Transfer is permitted by and made in compliance with Section 9.02(e). With respect to any such

         Transfer, other than a Transfer permitted by and made in compliance with Section 9.02(c) or 9.02(e), the Seller, prior to soliciting, pursuing or accepting any offer from any Person, shall send a written notice (the "ROFO Notice") to the other Equity Members offering such other Equity Members the right to purchase the Offered Interests. The ROFO Notice shall set forth, at a minimum, the amount of Offered Interests and a minimum price at which the Seller is willing to sell the Offered Interests. The date that the ROFO Notice is first sent to the other Equity Members by the Seller is the "Notice Date." For a period of 10 days following the Notice Date (the "ROFO Period"), each other Equity Member may purchase a percentage (the "Applicable Percentage") of the Offered Interests equal to such Equity Member's pro rata portion of the Percentage Interests of all Equity Members other than the Seller. If the other Equity Members do not purchase the Offered Interests within the ROFO Period, the Equity Members that have agreed to purchase Offered Interests may within 5 days of the end of the ROFO Period (the "Clean-up Period"), purchase any or all unsold Offered Interests on a pro rata basis in proportion to the Percentage Interests of Equity Interests owned by them. If any Offered Interests remain unsold thereafter, the Seller may, for a period of 90 days from the end of the Clean-up Period (the "Permitted Sale Period"), solicit and pursue offers for any unsold Offered Interests, but only if such offers are at or above the stated offer price in the ROFO Notice.

                  (ii) Any Equity Member who, having followed the procedure in Section 9.02(a)(i), shall subsequently receive a bona fide offer from any Person (the "Offeror") for the purchase (or other receipt of a Transfer) during the Permitted Sale Period of all or any portion of the Offered Interests shall, prior to accepting such offer, provide written notice (the "ROFR Notice") thereof to each other Equity Member, which notice shall set forth the terms and conditions of the offer so received, including the purchase price and the identity of the Offeror. If any portion of the purchase price offered by the Offeror consists of consideration other than cash or a promissory note, the ROFR Notice shall include a good faith estimate of the fair market value of such non-cash consideration, prepared by the Equity Member that received the offer from the Offeror. If any of the other Equity Members disagrees with the estimate of the fair market value of such non-cash consideration, such Equity Member shall deliver a notice to the Company and the other Equity Members to that effect within 10 days of receipt of the ROFR Notice, and the Company shall thereafter retain an independent appraiser who will determine such fair market value. The independent appraiser shall be selected by the Managers. If the Managers cannot agree on an appraiser, each Manager shall select an appraiser and the two appraisers together shall select a third, which appraiser shall determine the fair market value of such non-cash consideration and which determination shall be binding on the Equity Members. In any event the appraisal shall be completed within 10 days of the date on which the notice disputing the fair market value of the non-cash consideration was delivered to the Company and the non-selling Equity Members. Following the delivery of the ROFR Notice to the other Equity Members, each other Equity Member may purchase its Applicable Percentage of the Offered Interests during the 15 days following the date on which the ROFR Notice was first sent, on the terms set forth in the ROFR Notice. To the extent an Equity Member shall fail to purchase its Applicable Percentage of the Offered Interests prior to the expiration of such 15-day period, the Seller shall notify the Equity Members that have agreed to purchase Equity

         Interests ("Accepting Members") pursuant to this Section 9.02(a)(ii) of that fact and the Accepting Members shall have 5 Business Days to agree to purchase such Equity Interests. Any such purchases shall be made on a pro rata basis in proportion to the Percentage Interests of the Accepting Members (and the foregoing procedure shall be repeated in respect of any Equity Interests not purchased until all Accepting Members have had an opportunity to purchase any remaining Equity Interests). This Section 9.02(a)(ii) shall not apply to any Transfer permitted by and made in compliance with Sections 9.02(c) or 9.02(e).

                  (iii) Subject to Sections 9.01, 9.02(b), 9.04, 9.05 and 9.06, if all or any of the Offered Interests shall remain unsold after completion of the procedures set forth in Sections 9.02(a)(i) and (ii), the Seller may sell such remaining Offered Interests to the Offeror within six months of the completion of such procedures on the terms set forth in the ROFR Notice.

                  (iv) To the extent any of the Offered Interests are not sold in accordance with the foregoing procedures, the Equity Members shall continue to have a right of first offer/refusal under Section 9.02(a) with respect to any proposed offer or Transfer of Equity Interests to any Person which is subsequently proposed by such Seller.

                  (v) The closing of a purchase by an Equity Member under this Section 9.02(a) shall occur as soon as practicable following the completion of the applicable waiting period and the receipt of all approvals required by the Gaming Laws. At such closing the Seller and the relevant Equity Members shall execute an assignment and assumption agreement and any other instruments and documents as may be reasonably required to effectuate the Transfer of such Equity Interests, subject to the terms and conditions of this Agreement. Any Transfer of Equity Interests to any Person which does not comply with the provisions of this Section 9.02(a), other than a Transfer of Equity Interests expressly permitted by and made in compliance with Section 9.02(c) or 9.02(e) shall be null and void and of no effect whatsoever.

         (b)      TAG-ALONG RIGHTS.

                  (i) Subject to the other provisions of this Article IX, if any Equity Member (the "Selling Equity Member") proposes to Transfer any of its Equity Interest (a "Tag-Along Sale"), other than in a Transfer permitted by and made in compliance with Section 9.02(c) or 9.02(e), the other Equity Members ("Tag-Along Equity Members") may require the Selling Equity Member to sell or otherwise Transfer in such Tag-Along Sale an amount of such Tag-Along Equity Member's Equity Interest (and the Selling Equity Member will, to the extent necessary, reduce the amount of the Selling Equity Member's Equity Interest subject to the Tag-Along Sale by a corresponding amount) equal to the product of (x) the Percentage Interest of such Selling Equity Member to be Transferred pursuant to the Tag-Along Sale and (y) the Percentage Interest of the applicable Tag-Along Equity Member, for the same consideration and otherwise on the same terms and conditions upon which the Selling Equity Member proposes to Transfer its Equity Interest. The consideration received in connection with such Tag-Along Sale shall be allocated among the Equity Members in the ratio that each Equity Member's transferred Percentage Interest bears to the total Percentage Interest Transferred by all Equity Members, provided that if consideration from a Tag-Along Sale is received and allocated at any time before the Company makes the allocations required by Section 6.01, such consideration shall be allocated among the Equity Members as if the allocations required by Section 6.01 had been made immediately prior to the completion of the Tag-Along Sale.

                  (ii) In connection with any proposed Tag-Along Sale, the Selling Equity Member shall deliver a written notice to the Tag-Along Equity Members (x) setting forth the terms of any Tag-Along Sale and
         (y) offering each Tag-Along Equity Member the right (the "Tag-Along Right") to have such Tag-Along Equity Member's Equity Interest included in such Tag-Along Sale in accordance with Section 9.02(b)(i), together with all documents required to be executed by such Tag-Along Equity Member in order to include the Tag-Along Equity Member's Equity Interest in such Tag-Along Sale. If a Tag-Along Equity Member exercises its Tag-Along Rights in connection with any Tag-Along Sale, such Tag-Along Equity Member shall execute and deliver to the Selling Equity Member, within 10 days from and including the date of the Selling Equity Member's notice, the documents previously furnished to the Tag-Along Equity Member for execution in connection with the Tag-Along Sale. Delivery by the Tag-Along Equity Member of such documents shall constitute an irrevocable exercise by the Tag-Along Equity Member of its Tag-Along Rights with respect to the Tag-Along Sale.

                  (iii) The Selling Equity Member shall have 180 days from the date of its notice referred to in Section 9.02(b)(ii) to consummate any Tag-Along Sale and, promptly after such consummation, shall notify the Tag-Along Equity Member to that effect, shall furnish evidence of such Tag-Along Sale (including the date and the time of the Tag-Along
         Sale) and of the terms thereof as the Tag-Along Equity Member may reasonably request and shall promptly (and in any event within 15 days following the consummation of such Tag-Along Sale) cause to be remitted to the Tag-Along Equity Member the proceeds attributable to the sale of the Tag-Along Equity Member's Interest. If such Tag-Along Sale is not completed within such time period, then all of the restrictions on sale or other disposition contained herein with respect to the Interests shall again be in effect.

                  (iv) Notwithstanding anything in this Section 9.02(b) to the contrary, no Member will have any liability to any other Member if any sale of Equity Interests pursuant to this Section 9.02(b) is not consummated for whatever reason other than a failure to comply with the foregoing provisions. It is understood that the Selling Equity Member, in its sole discretion, shall determine whether to effect a Sale to any third party pursuant to this Section 9.02(b).

         (c)      TRANSFERS TO PERMITTED TRANSFEREES. Subject to Sections 9.04,
9.05 and 9.06, an Equity Member may Transfer its Equity Interests, or any part thereof, at any time to a Permitted Transferee, and shall not be required to comply with the procedures set forth in Sections 9.02(a) and (b) in respect of such Transfers. In the case of a Transfer to a Person described in clauses (a),
(b) or (e) of the definition of Permitted Transferee, the provisions of this
Section 9.03(c) will only apply for so long as such transferee qualifies as a Permitted Transferee thereunder, and the transferring Equity Member will be prohibited from engaging in any transaction or series of transactions without the prior written consent of the other Equity Members if, after giving effect to such transaction(s), any Equity Interests would no longer be held or owned by a Permitted Transferee.

         (d) TRANSFER OF OWNERSHIP INTERESTS IN MEMBERS. The provisions of Sections 9.02(a) and (b) shall not apply to any Transfer or issuance of any ownership interest (an "Upstream Ownership Interest") in an Upstream Owner; provided, that no Upstream Ownership Interest shall be Transferred or issued until all approvals required by the Gaming Laws are obtained; and provided, further, that any Transfer of Upstream Ownership Interests that results in either initial Voting Member (or if Voting Interests have been Transferred pursuant to this Agreement, any successor to an initial Voting Member) no longer owning and controlling, directly or indirectly, a majority of the voting power of such Upstream Owner, or having the ability to appoint or elect at least a majority of the board of directors or other managing body of such Upstream Owner, shall be prohibited without the prior written consent of the other initial Voting Member.

         (e) INVOLUNTARY TRANSFERS. Nothing in this Section 9.02 shall restrict the Transfer of Equity Interests to the heirs at law or the testamentary beneficiaries of an Equity Member who is a natural Person upon his death, to the guardian of an Equity Member (in his capacity as such) who is a natural Person and has become incapacitated, or to the former spouse of an Equity Member who is a natural Person upon his divorce, provided, that the provisions of Sections 9.04, 9.05 and 9.06 shall be applicable to any such Transfer.

         (f) SUBSEQUENT TRANSFERS OF EQUITY INTERESTS. The provisions of this Section 9.02 shall apply to subsequent Transfers of Equity Interests acquired by any Person who acquires ownership of any Equity Interests in compliance with the provisions of this Section 9.02.

         9.03. RESTRICTIONS ON TRANSFER OF VOTING INTERESTS. (a) Voting Interests may not be Transferred other than (i) with the consent of each non-transferring Voting Member (which shall not be unreasonably withheld, delayed or conditioned), (ii) in connection with the Transfer of Equity Interests by an Equity Member that is an Affiliate of a Voting Member, provided that the percentage of the Voting Interest Transferred does not exceed the percentage of the Equity Interests being Transferred, (iii) to the heirs at law or the testamentary beneficiaries of a Voting Member upon his death, (iv) to the guardian of a Voting Member (in his capacity as such) who has become incapacitated, (v) to the former spouse of a Voting Member upon his divorce,
(vi) upon the occurrence of a Gaming Problem with respect to a Voting Member, and (vii) to a Permitted Transferee. If a Voting Member proposes to Transfer Voting Interests under clause (ii) above in connection with a sale of less than all of its Equity Interests, or under clause (iv) above, such transferee shall vote the transferred Voting Interests in the same manner as the transferring Voting Member. If those Voting Members do not vote their Voting Interests as required by the preceding sentence, the transferee's Voting Interests will be disregarded in connection with the matter subject to such vote. A Transfer of Voting Interests pursuant to clause (vi) above shall be made according to
Section 12.02(b)(i) below. Any Transfer of Voting Interests permitted under this
Section 9.03(a) shall be made only in compliance with the provisions of Sections 9.04, 9.05 and 9.06.

         (b) Notwithstanding any provision of Section 9.03(a) to the contrary, any proposed transferee of Voting Interests shall (i) either (A) have already obtained all required licenses and approvals under the Nevada Act or (B) be reasonably likely to be able to obtain any such licenses prior to the effectiveness of such Transfer, and (ii) be reasonably acceptable to the non-transferring Voting Member(s).

         (c) SUBSEQUENT TRANSFERS OF VOTING INTERESTS. The provisions of this Section 9.03 shall apply to subsequent Transfers of Voting Interests acquired by any Person who acquires ownership of any Voting Interests in compliance with the provisions of this Section 9.03.

         9.04. GAMING LAWS. Notwithstanding any other provision of this Agreement, no Interests or other ownership interest in the Company, and no Upstream Ownership Interest, shall be issued or Transferred in any manner whatsoever except in compliance with, and upon receipt of all approvals required by, the applicable provisions of the Gaming Laws.

         9.05. ADDITIONAL PROVISIONS APPLICABLE TO TRANSFERS OF INTERESTS. Notwithstanding anything to the contrary contained in this Agreement, no transferee of all or any portion of any Interest shall be admitted as a Member unless (a) such Interest is transferred in compliance with the applicable provisions of this Agreement, (b) the transferor shall have provided each of the other Members with written notice of any Transfer of any Interest (with sufficient details to give effect to the provisions of this Agreement, including the Percentage Interest or the percentage of the Voting Interest transferred),
(c) such Transfer, other than a Transfer effected in accordance with Section 9.02(a), (b), (c) or (e), clause (i) through (vii) of Section 9.03, Section 9.09 or Section 12.02(b)(ii), shall have been approved in writing by the requisite Members (which consent may be withheld in their sole and absolute discretion), and (d) such transferee shall have executed and delivered to the Company such instruments as the Managers reasonably deem necessary or desirable to effectuate the admission of such transferee as a Member and to confirm the agreement of such transferee to be bound by all of the terms, provisions and obligations of this Agreement with respect to such Interest. At the request of the Company, each such transferee shall also cause to be delivered to the Company, at the transferee's sole cost and expense, a favorable opinion of legal counsel reasonably acceptable to the Company, to the effect that (i) such transferee has the legal right, power and capacity to own the Interest proposed to be transferred, (ii) such Transfer does not violate any provision of any loan agreement of the Company or any of its Subsidiaries or any mortgage, deed of trust or other security instrument encumbering all or any portion of the Property, and (iii) such Transfer does not violate any U.S. federal or state securities laws and will not cause the Company to become subject to the Investment Company Act of 1940, as amended or cause the Company to be taxable as a corporation under the Code. As promptly as practicable after the admission of any Person as a Member, the books and records of the Company shall be changed to reflect such admission. All reasonable costs and expenses incurred by the Company in connection with any Transfer of any Interest and, if applicable, the admission of any transferee as a Member shall be paid by such transferee.

         9.06. FURTHER RESTRICTION ON TRANSFER OF INTERESTS. In addition to the other restrictions set forth in this Agreement, no Member may in any way Transfer all or any part of such Member's Interests, if (i) such Transfer would cause a default or event of default under any borrowing agreement or arrangement of the Company or any Subsidiary, or (ii) such Transfer would violate any U.S. federal or state securities laws or would cause the Company to become subject to the Investment Company Act of 1940, as amended, or (iii) such Transfer could cause the Company to be taxable as a corporation under the Code.

         9.07. SECTION 754 ELECTION. In the event of a Transfer of all or part of the Interest of a Member, at the request of the transferee or if in the best interests of the Company (as determined by the Managers), the Company shall elect pursuant to Section 754 of the Code to adjust the basis of any property of the Company as provided by Sections 734 and 743 of the Code, and any cost of such election and cost of administering or accounting for such election shall be at the sole cost and expense of the requesting transferee.

         9.08. ISSUANCE OF ADDITIONAL INTERESTS. Subject to the unanimous consent of the Managers and the provisions of Section 9.04, the Company is authorized, in its sole discretion, to issue, for any Company purpose, at any time or from time to time, additional Interests to the Members or to other Persons for such consideration and on such terms and conditions as established by the Managers and as otherwise set forth herein. The Managers are authorized and directed to take all actions that they deem necessary or appropriate in connection with each issuance of Interests pursuant to this Section 9.08 and to amend this Agreement in any manner that it deems necessary or appropriate for each such issuance, to admit additional Members in connection therewith and specify the relative rights, powers and duties of the holders of the Interests so issued.

         9.09. EXPIRATION OF CERTAIN TRANSFER RESTRICTIONS. The provisions of Sections 9.02(a), (b) and (d) shall expire upon the earlier of (x) the date that the indebtedness of OpBiz under the Credit Agreement is paid in full, (y) the initial sale by the Company of any of its equity securities to the public pursuant to an effective registration statement under the Securities Act (other than pursuant to a registration statement on Form S-4 or S-8 or any similar or successor form) in a firmly underwritten offering by (or managed by) a nationally recognized investment bank, or (z) the seventh anniversary of the Closing Date.

                       X. EXCULPATION AND INDEMNIFICATION

         10.01. EXCULPATION. No Member, Manager, officer or employee of the Company, general or limited partner of any Member, shareholder or member or other holder of an interest of any Member or officer, director or employee of any of the foregoing or any of their Affiliates, shall be liable to the Company or to any other Member for monetary damages for any losses, claims, damages or liabilities arising from any act or omission performed or omitted by it and arising out of or in connection with this Agreement or the Company's business or affairs, including any action or omission constituting a breach of any fiduciary duty; provided, however, such act or omission was taken in good faith, was reasonably believed to be in, or not opposed to, the best interests of the Company and was within the scope of authority granted to such Person, and was not attributable in whole or in part to such Member's or Person's fraud, intentional misconduct or knowing violation of law. No general or limited partner of any Member, shareholder, member or other holder of an equity interest in such Member or officer, director or employee of any of the foregoing or any of their Affiliates shall be personally liable for the performance of any such Member's obligations under this Agreement, but the foregoing shall not relieve any partner or member of any Member from its obligations to such Member.

         10.02. INDEMNIFICATION. (a) The Company shall, to the full extent permitted by applicable law, indemnify, defend and hold harmless any Member, any Manager and any officer or employee of the Company (and any of their respective officers, directors, managers, employees and agents) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he, she or it is or was a Member, Manager, officer, employee or agent of the Company, or is or was serving at the request of the Company as a manager, member, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, including any Subsidiary (collectively, the "Indemnitee"), from and against expenses (including attorneys' fees and expenses), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Person in connection with such claim, action, suit or proceeding if such Person acted in good faith and in a manner such Person reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal sanction or proceeding, had no reasonable cause to believe that his, her or its conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Person did not act in good faith and in a manner which he, she or it reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his, her or its conduct was unlawful. Expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined by a court of competent jurisdiction from which no further appeal may be taken or the time for appeal has lapsed that such Person is not entitled to be indemnified by the Company pursuant to the terms and conditions of this
Section 10.02. If for any reason (other than the fraud, intentional misconduct or knowing violation of law by such Indemnitee) the foregoing indemnification is unavailable to such Indemnitee, or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by such Indemnitee as a result of such loss, claim, damage, liability or expense in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and such Indemnitee on the other hand or, if such allocation is not permitted by applicable law, to reflect not only the relative benefits referred to above but also any other relevant equitable considerations. Any indemnity under this Section 10.02 shall be paid solely out of and to the extent of Company assets and shall not be a personal obligation of any Member. Unless indemnification is ordered by a court of competent jurisdiction, the determination whether an Indemnitee met the standard set forth in this Section
10.02 shall be made by the Managers.

         (b) The Company and the Voting Members shall be indemnified and held harmless by each Equity Member from and against any and all claims, demands, liabilities, costs, damages, expenses (including attorney's fees and expenses) and causes of action of any nature whatsoever that do not arise out of
(i) any act performed by or on behalf of any such Voting Member or its designated Manager which is not performed in good faith or is not reasonably believed by such Voting Member or its designated Manager to be in, or not opposed to, the best interest of the Company and within the scope of authority conferred upon such Voting Member or its designated Manager under this Agreement, (ii) the fraud, intentional misconduct or knowing violation of law of such Voting Member or its designated Manager, or (iii) the breach by the Company of any of its representations and warranties made under any purchase, loan or other agreement entered into by the Company, which breach was the result of information or matters relating to such Voting Member.

         (c) The Managers may purchase and maintain insurance or make other financial arrangements on behalf of any current or former Member, Manager, officer of the Company or any other employee or agent of the Company who was serving at the request of the Company as a manager, member, employee or agent of another corporation, limited liability company, partnership, joint venture, trust or other enterprise for any liability asserted against him or it and liability and expenses incurred by him or it in his or its capacity as manager, member, employee or agent, or arising out of his or it status as such, whether or not the Company has the authority to indemnify him or it against such liability and expenses.

         (d) The provisions of this Section 10.02 shall survive the dissolution of the Company.

         (e) Notwithstanding anything to the contrary contained in this Agreement, the obligations of the Company or any Member under this Section 10.02 to an Indemnitee shall inure to the benefit of such Indemnitee, its Affiliates and their respective members, directors, officers, employees, agents and Affiliates and any successors, assigns, heirs and personal representatives of such Persons.

                         XI. DISSOLUTION AND TERMINATION

         11.01. DISSOLUTION. The Company shall be dissolved and its business wound up upon the earliest to occur of any of the following events:

                  (a) the sale, condemnation or other disposition of all or substantially all of the assets of the Company and the receipt of all cash consideration therefor;

                  (b) the entry of a decree of judicial dissolution pursuant to Section 86.495 of the NRS;

                  (c) the written determination of the Voting Members to terminate the Company; or

                  (d) the termination of the Purchase Agreement before the Closing Date.

Without limitation on, but subject to, the other provisions hereof, (a) the assignment of all or any part of a Member's Interest permitted hereunder will not cause the Company to be dissolved or its affairs to be wound up and (b) the death, retirement, resignation, expulsion, bankruptcy, dissolution or disassociation of a Member or any other event affecting a Member will not terminate the status of the Person as a Member or cause the Company to be dissolved or its affairs to be wound up. Except as otherwise specifically provided in this Agreement, each Member agrees that, without the consent of the other Members, no Member may withdraw from or cause a voluntary dissolution of the Company. In the event any Member withdraws from or causes a voluntary dissolution of the Company in contravention of this Agreement, such withdrawal or the causing of a voluntary dissolution shall not affect such Member's liability for obligations of or to the Company.

         11.02. TERMINATION. In all cases of dissolution of the Company, the business of the Company shall be wound up and the Company terminated as promptly as practicable thereafter, and each of the following shall be accomplished:

                  (a) the Liquidating Member shall cause to be prepared a statement setting forth the assets and liabilities of the Company as of the date of dissolution, a copy of which statement shall be furnished to all of the Members;

                  (b) the Company's assets shall be liquidated by the Liquidating Member as promptly as possible, but in an orderly and businesslike and commercially reasonable manner and subject to any liquidating plan approved by the Managers. The Liquidating Member may cause the property of the Company to be distributed in kind only with the consent of the Equity Members; and

                  (c) subject to NRS 86.521 the proceeds of sale and all other assets of the Company shall be applied and distributed as follows and in the following order of priority:

                           (i)      to the payment of (A) the debts and
                  liabilities of the Company, including debts and liabilities to any Member and (B) the expenses of liquidation;

                           (ii) to the setting up of any reserves which the Liquidating Member and the Managers shall determine to be reasonably necessary for contingent, unliquidated or unforeseen liabilities or obligations of the Company or any Member arising out of or in connection with the Company. Such reserves may, in the discretion of the Liquidating Member, be paid over to a national bank or national title company selected by it and authorized to conduct business as an escrow agent to be held by such bank or title company as escrow agent for the purposes of disbursing such reserves to satisfy the liabilities and obligations described above, and at the expiration of such period as the Liquidating Member may reasonably deem advisable, distributing any remaining balance as provided in Section 11.02(c)(iii); provided, however, that, to the extent that it shall have been necessary, by reason of applicable law or regulation, to create any reserves prior to any and all payments which would otherwise have been made under Section 11.02(c)(i) and, by reason thereof a payment under Section 11.02(c)(i) has not been made, then any balance remaining shall first be paid pursuant to Section 11.02(c)(i); and

                           (iii) the balance, if any, to the Equity Members in accordance with Section 6.05 hereof.

         11.03. LIQUIDATING MEMBER. The Liquidating Member is hereby irrevocably appointed as the true and lawful attorney in the name, place and stead of each of the Members, such appointment being coupled with an interest, to make, execute, sign, acknowledge and file with respect to the Company all papers which shall be necessary or desirable to effect the dissolution and termination of the Company in accordance with the provisions of this Article XI. Notwithstanding the foregoing, each Member, upon the request of the Liquidating Member or the Managers, shall promptly execute, acknowledge and deliver all such documents, certificates and other instruments as the Liquidating Member or the Managers shall reasonably request to effectuate the proper dissolution and termination of the Company, including the winding up of the business of the Company.

                               XII. GAMING MATTERS

         12.01.   LICENSING.

         (a) At such time as the Company holds a Gaming License or is the holder of an interest or units in an entity that holds a Gaming License, the Members and each holder of any Interest and their Related Parties will be subject to the provisions of the Gaming Laws and to the licensing and regulatory control of the Nevada Gaming Authorities. Each Member and each holder of any Interest acknowledges that, in order for the Company to carry on its business, each Member, each holder of an Interest and their respective Related Parties may be required to subject personal history and financial information to, and be found suitable by, the Nevada Gaming Authorities or gaming authorities of other jurisdictions. Each Member and each holder of any Interest shall, and shall cause its respective Related Parties to, (i) promptly submit such personal history and financial history, (ii) cooperate in any investigation and (iii) diligently seek a finding of suitability.

         (b) Each Member (other than the initial Voting Members) and each holder of any Interest shall be responsible for paying or causing to be paid all of its and its respective Related Parties' costs and expenses in connection with obtaining, attempting to obtain or retaining a license in accordance with this
Article XII.

         (c) In addition, the Company anticipates that in due course the Company will register the Voting Interests pursuant to Section 12(g) of the Exchange Act. From and after such registration under the Exchange Act (i) any Person who acquires more than 5% of the Voting Interests shall promptly report the acquisition to the Nevada Commission in a filing prepared in accordance with applicable law and (ii) beneficial owners of more than 10% of the Voting Interests must apply to the Nevada Commission for a finding of suitability within 30 days after the Chairman of the Nevada State Gaming Control Board mails written notice requiring such filing. Notwithstanding the foregoing, any member who (x) acquired more than 10%, but not more than 15%, of the Voting Interests,
(y) holds such Voting Interests for investment purposes only, and (z) qualifies as an "Institutional Investor" as such term is defined in the Gaming Laws, may apply to the Nevada Commission for a waiver of such finding of suitability, and need not apply for such finding of suitability if such waiver is granted.

         12.02. GAMING PROBLEM. In the event the Managers shall determine, in good faith, based upon verifiable information and specific provisions of the applicable Gaming Laws or upon specific information received from the Nevada Gaming Authorities, that a Gaming Problem exists, then the Company shall provide written notice to the applicable Member requesting that such Member provide for the elimination of the Gaming Problem. To the extent permitted by the Nevada Gaming Authorities, the Members, the Managers and the Company shall use their commercially reasonable efforts to assist in the elimination of such Gaming Problem, including facilitating the transfer of Interests (whether to another Member or another Person). If, despite such efforts, the Member is unable to eliminate the Gaming Problem within any time period provided under the Gaming Laws or otherwise specified by the Nevada Gaming Authorities:

         (a) (i) if the Gaming Problem is caused by a director, officer or manager of such Member or an Affiliate of such Member, such Member shall terminate, or cause its Affiliate to terminate, its relationship with such Person and (ii) if the Gaming Problem is caused by a shareholder, partner, or member of such Member or an Affiliate of such Member, such Member shall either purchase such Person's ownership or other interest in such Member or require such Person to transfer its ownership or other interest to a Person (if any) that would eliminate the Gaming Problem or cause its Affiliate to do so; or

         (b) after providing the applicable Member with 90 days (or such other time period specified by the Nevada Gaming Authorities) to eliminate such Gaming Problem (i) if the Gaming Problem relates to a Voting Member or an Affiliate of such Voting Member, such Voting Member shall withdraw from the Company and, upon such withdrawal, the Voting Interest owned by such Member shall be reallocated to the remaining Voting Members, pro rata according to their proportionate share of the remaining Voting Interests, and the rights of such Member as a Voting Member shall cease, or (ii) if the Gaming Problem relates to an Equity Member or an Affiliate of such Equity Member, the Company shall redeem or have another Equity Member or other Persons who, if required, shall have been found suitable and shall have obtained all required licenses under the Gaming Laws, purchase all of the Equity Interests held or owned by such Equity Member, and each Affiliate of such Equity Member. Any redemption or sale of Equity Interests under this Section 12.02(b) shall be at a price equal to the amount the holder of the Equity Interest would be entitled to receive under Section 6.03 if the Company sold all of its assets at the then current fair market value as determined by an independent appraiser appointed by the Managers, and all debts and obligations of the Company were paid or provided for and the Company were dissolved and all the proceeds of the Company were distributed pursuant to Section 6.03 (the "Deemed Liquidation Amount"). If the Managers cannot agree on an appraiser, they shall each select an appraiser, and the two appraisers together shall select a third appraiser, which third appraiser shall determine the fair market value of the assets of the Company and which determination shall be binding upon the Equity Members. Subject to the applicable provisions of the Gaming Laws, the foregoing right of redemption or sale shall be exercised upon 20 days' prior written notice to the applicable Equity Member. On and after the date set forth in such notice as the date of redemption or sale, all rights of such Equity Member as an Equity Member of the Company shall cease and terminate.

         (c) If the Company redeems the Equity Interests of a Member as a result of a Gaming Problem, the Company may pay the redemption price (as determined pursuant to Section 12.02(b)) in the form of cash, a promissory note or a combination of both. A promissory note issued as consideration for the redemption of Equity Interests pursuant to this Section 12.02 shall:

                  (i) be unsecured and subordinated to all other indebtedness of the Company;

                  (ii) mature no more than eighteen months after the anniversary of its date of issue;

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

                  (iii) be subject to mandatory prepayment in connection with a sale of all or substantially all of the assets of the Company or its Subsidiaries or the issuance of additional Equity Interests by the Company;

                  (iv) bear interest at a fixed rate equal to the then-current yield on a one-year United States treasury bill maturing on the date nearest the maturity date of such promissory note;

                  (v) pay interest only upon maturity or an earlier prepayment; and

                  (vi) be payable by the Company in whole or in part at any time prior to maturity without penalty or premium.

The principal amount of such promissory note shall also be subject to periodic decrease (but not increase) from time to time if and to the extent the Deemed Liquidation Amount falls below the outstanding principal amount of such promissory note. If the Company makes such a determination it will provide the holder of the promissory note with a notice to that effect and such holder will have ten (10) Business Days to object to the Company's calculation of the Deemed Liquidation Amount. If the holder fails to object to the calculation, the calculation shall be deemed final, though it may be modified by a subsequent determination by the Company that the Deemed Liquidation Amount has again decreased. If the Company and the holder of the promissory note cannot agree on the calculation of the Deemed Liquidation Amount, the Company shall engage an appraiser reasonably acceptable to the holder of the promissory note to conduct an appraisal of the fair market value of the Company's assets. If the parties cannot agree on an appraiser, they shall each select an appraiser, and the two appraisers together shall select a third appraiser, which third appraiser shall determine the fair market value of the Company's assets and which determination shall be binding upon the Company and the holder of the promissory note. The costs of any appraisal under this Section 12.02(c) shall be borne equally by the Company and the holder of the promissory note.

                               XIII. MISCELLANEOUS

         13.01. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE MEMBERS. (a) Each Member represents and warrants to the other Members as follows:

                  (i) if such Member is not a natural Person, such Member represents and warrants that it is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation with all requisite entity power and authority to enter into this Agreement and to perform its obligations hereunder;

                  (ii) this Agreement constitutes the legal, valid and binding obligation of the Member enforceable in accordance with its terms;

                  (iii) if such Member is not a natural Person, such Member represents and warrants that all limited liability company, corporate or partnership action on the part of the Member necessary for the authorization, execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly taken;

                  (iv) if such Member is a natural Person, such Member represents and warrants that he has the legal capacity to enter into this Agreement and to perform his obligations hereunder;

                  (v) the execution and delivery of this Agreement by the Member, and the consummation of the transactions contemplated hereby, does not conflict with or contravene the provisions of the organizational documents of such Member (if such Member is not a natural Person) or any agreement or instrument by which it or its properties are bound or any law, rule, regulation, order or decree to which it or its properties are subject;

                  (vi) the Member has not retained any broker, finder or other commission or fee agent, and no such Person has acted on its behalf in connection with the acquisition of any Property or the execution and delivery of this Agreement;

                  (viii) each Member understands that (A) an investment in the Company involves a substantial and high degree of risk and does hereby represent that it has a net worth sufficient to bear the economic risk of its investment in the Company, (B) no federal or state agency has passed on the offer and sale of any Interests in the Company, (C) it must bear the economic risk of an investment in the Company for an indefinite period of time, because the Interests have not been registered for sale under the Securities Act of 1933, as amended (the "Securities Act") and, therefore, cannot be sold or otherwise transferred other than in one or more transactions registered under the Securities Act or exempt from such registration under the Securities Act, nor can Interests be sold or otherwise transferred unless registered under applicable state securities or blue sky laws or pursuant to an exemption from such registration, and because there is no established market for the Interests and no public market will develop; and

                  (viii) each Member represents and warrants that it is an "accredited investor" as defined in Regulation D of the Securities Act.

         (b) The Earl Manager and the Teitelbaum Manager shall each have the right to designate 50% of the managers (or one manager having 50% of BH/RE's voting rights) that BH/RE appoints under the EquityCo Operating Agreement (the "Designated EquityCo Managers"). The Earl Manager and the Teitelbaum Manager, if they are Voting Members, shall use their best efforts to cause their Designated EquityCo Managers to vote together on all matters on which the EquityCo Managers act.

         (c) Each Member agrees to indemnify and hold harmless the Company and each other Member and their officers, directors, shareholders, partners, members, employees, successors and assigns from and against any and all loss, damage, liability or expense (including reasonable out of pocket costs and attorneys' fees) which they may incur by reason, or in connection with, any breach of the foregoing representations and warranties by such Member and all such representations and warranties shall survive the execution and delivery of this Agreement and the death, termination and dissolution of any Member and/or the Company (nothing herein shall constitute a waiver or extension of any applicable statute of limitations).

         13.02. FURTHER ASSURANCES. Each Member agrees to execute, acknowledge, deliver, file, record and publish such further instruments and documents, and do all such other acts and things as may be required by law, or as may be required to carry out the intent and purposes of this Agreement; provided the same does not subject any Member to additional liability and the same is consistent with and does not vary the terms and conditions of this Agreement without the consent of the affected Member.

         13.03. NOTICES. All notices, demands, consents, approvals, requests or other communications which any of the parties to this Agreement may desire or be required to give hereunder (collectively, "Notices") shall be in writing and shall be given by personal delivery, facsimile transmission or a nationally recognized overnight courier service, fees prepaid, addressed as follows:

         If to Teitelbaum or Bay Harbour:      c/o Bay Harbour Management LC
                                               885 Third Avenue, 34th Floor
                                               New York, NY 10022
                                               Attention: Douglas P. Teitelbaum
                                               Facsimile No.: 212-371-7497

         If to Earl or OCS:                    OCS Consultants, Inc.
                                               7598 West Sand Lake Road
                                               Orlando, FL 32819
                                               Attention: Robert I. Earl
                                               Facsimile No.: 407-352-7310

Any Member may designate another addressee (and/or change its address) for Notice hereunder by a Notice given pursuant to this Section 13.03. A Notice sent in compliance with the provisions of this Section 13.03 shall be deemed given on the date of receipt, except that if delivery is refused, such notice shall be given on the date delivery is first attempted.

         13.04. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada applicable to agreements made and to be performed wholly within that State, without regard to choice of law principles.

         13.05. ATTORNEY FEES. If the Company or any Member obtains a judgment against any Member by reason of the breach of this Agreement or the failure to comply with the terms hereof, reasonable attorney's fees and costs as fixed by the court shall be included in such judgment.

         13.06. CAPTIONS. All titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provision in this Agreement.

         13.07. PRONOUNS. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, and neuter, singular and plural, as the identity of the party or parties may require.

         13.08. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon the parties hereto and their respective executors, administrators, legal representatives, heirs, successors and assigns, and shall inure to the benefit of the parties hereto and, except as otherwise provided herein, their respective executors, administrators, legal representatives, heirs, successors and assigns.

         13.09. EXTENSION NOT A WAIVER. No delay or omission in the exercise of any power, remedy or right herein provided or otherwise available to a Member or the Company shall impair or affect the right of such Member or the Company thereafter to exercise the same. Any extension of time or other indulgence granted to a Member hereunder shall not otherwise alter or affect any power, remedy or right of any other Member or of the Company, or the obligations of the Member to whom such extension or indulgence is granted.

         13.10. CREDITORS AND THIRD PARTIES NOT BENEFITED. Nothing contained in this Agreement is intended or shall be deemed to benefit any third party or creditor of the Company or any Member, and no third party or creditor of the Company shall be entitled to require the Company or the Members to solicit or accept any additional capital contribution for the Company or to enforce any right which the Company or any Member may have against any Member under this Agreement or otherwise.

         13.11. RECALCULATION OF INTEREST. If any applicable law is ever judicially interpreted so as to deem any distribution, contribution, payment or other amount received by any Member or the Company under this Agreement as interest and so as to render any such amount in excess of the maximum rate or amount of interest permitted by applicable law, then it is the express intent of the Members and the Company that all amounts in excess of the highest lawful rate or amount theretofore collected be credited against any other distributions, contributions, payments or other amounts to be paid by the recipient of the excess amount or refunded to the appropriate Person, and the provisions of this Agreement shall immediately be deemed reformed, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the payment of the fullest amount otherwise required hereunder. All sums paid or agreed to be paid that are judicially determined to be interest shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the term of such obligation so that the rate or amount of interest on account of such obligation does not exceed the maximum rate or amount of interest permitted, under applicable law.

         13.12. SEVERABILITY. In case any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and other application thereof shall not in any way be affected or impaired thereby; provided, however, the limitation of liability and exculpation provisions of this Agreement are an integral part hereof.

         13.13. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties relating to the subject matter hereof and all prior agreements relative hereto which are not contained or referred to herein are terminated. Amendments, variations, modifications or changes herein may be made effective and binding upon the Members by, and only by, the setting forth of same in a document duly executed by each Member, and any alleged amendment, variation, modification or change herein which is not so documented shall not be effective as to any Member.

         13.14. PUBLICITY. The parties agree that no Member shall issue any press release or otherwise publicize or disclose the terms of this Agreement or the proposed terms of any acquisition of any Property, without the consent of each of the other Members, except as such disclosure may be made in the course of normal reporting practices by any Member to its members, shareholders or partners.

         13.15. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be an original but all of which together shall constitute but one and the same agreement.

         13.16.   CONFIDENTIALITY.

         (a) The terms of this Agreement and the Subsidiary Operating Agreements, the identity of any person with whom the Company or any Subsidiary may be holding discussions with respect to any investment, acquisition, disposition or other transaction, and all other business, financial or other information relating directly to the conduct of the business and affairs of the Company or the relative or absolute rights or interests of any of the Members (collectively, the "Confidential Information") that has not been publicly disclosed pursuant to authorization by the Managers is confidential and proprietary information of the Company, the disclosure of which would cause irreparable harm to the Company and the Members. Accordingly, except as permitted pursuant to Section 13.14 hereof, each Member represents that it has not and agrees that it will not and will direct its shareholders, partners, directors, officers, agents, advisors and Affiliates not to, disclose to any Person any Confidential Information or confirm any statement made by third Persons regarding Confidential Information until the Company has publicly disclosed the Confidential Information pursuant to authorization by the Managers and has notified each Member that it has done so; provided, however, that any Member (or its Affiliates) may disclose such Confidential Information (i) if required by law or rule of any stock exchange (it being specifically understood and agreed that anything set forth in a registration statement or any other document filed pursuant to law will be deemed required by law and provided that before making any disclosure of confidential information required by law or rule of any stock exchange, the disclosing Member will notify the other Members and provide them with a copy of the proposed disclosure and an opportunity to comment thereon before the disclosure is made), (ii) in connection with the offer to purchase or Transfer any Interests or any Transfer of Interests or sale of any property of the Company permitted hereunder, (iii) in connection with any offer to purchase or Transfer any Interest or the Transfer of any interest of the direct or indirect beneficial owners of any Members permitted hereunder,
(iv) reasonably necessary in connection with any other transaction authorized pursuant to the terms of this Agreement, (v) to its directors, officers and employees, including the directors, officers and employees of any partner, member, shareholder, trustee or other beneficial owner of any Member and who is informed of the obligations under this Section 13.16, (vi) to its accountants, attorneys or other advisors who have a need to know such Confidential Information in connection with the Member's ownership of its Interest and who are informed of the obligations under this Section 13.16, (vii) in connection with required or routine reporting to its potential or current investors, members, partners and lenders or other financial or capital sources, or (viii) reasonably necessary for it to perform any of its duties or obligations hereunder.

         (b) Subject to the provisions of Section 13.16(a), each Member agrees not to disclose any Confidential Information to any Person (other than a Person agreeing to maintain all Confidential Information in strict confidence or a judge, magistrate or referee in any action, suit or proceeding relating to or arising out of this Agreement or otherwise), and to keep confidential all documents (including, without limitation, responses to discovery requests) containing any Confidential Information. Each Member hereby consents in advance to any motion for any protective order brought by any other Member represented as being intended by the movant to implement the purposes of this Section 13.16 provided that, if a Member receives a request to disclose any Confidential Information under the terms of a valid and effective order issued by a court or governmental agency and the order was not sought by or on behalf of or consented to by such Member, then such Member may disclose the Confidential Information to the extent required if the Member as promptly as practicable (i) notifies each of the other Members of the existence, terms and circumstances of the order,
(ii) consults in good faith with each of the other Members on the advisability of taking legally available steps to resist or to narrow the order, and (iii) if disclosure of the Confidential Information is required, exercises its best efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the portion of the disclosed Confidential Information that any other Member designates. The cost (including, without limitation, attorneys' fees and expenses) of obtaining a protective order covering Confidential Information designated by such other Member will be borne by the Company.

         (c) The covenants contained in this Section 13.16 will survive the Transfer of the Interest of any Member and the termination of the Company.

         13.17. VENUE. Each of the Members consents to the jurisdiction of any state or federal court sitting in the State of Nevada for any action arising out of matters related to this Agreement. Each of the Members waives the right to commence an action in connection with this Agreement in any court outside of the State of Nevada. Each of the Members agrees that service of process on it in the manner set forth in Section 13.03 hereof shall be deemed effective service of process on such Member.

         13.18. WAIVER OF JURY TRIAL. EACH OF THE MEMBERS HEREBY WAIVES TRIAL BY JURY IN ANY ACTION ARISING OUT OF MATTERS RELATED TO THIS AGREEMENT, WHICH WAIVER IS INFORMED AND VOLUNTARY.

         13.19. ENFORCEABILITY OF POWER OF ATTORNEY. In the event it is subsequently determined that any power of attorney provision in this Agreement is unenforceable, the parties hereto agree to execute, acknowledge, deliver, file, record and publish such other instruments and documents (including separate powers of attorney), and do all such other acts and things as may be required by law, or as may be required to carry out the intent and purposes of such power of attorney provisions.

         13.20. AMENDMENTS. Subject to the provisions of Sections 2.01(a) and 9.08, this Agreement may be amended with the unanimous approval of the Voting Members at the time of such amendment; provided that, except as permitted by Section 9.08, no amendment that has the effect of altering or changing the powers, preferences or special rights of any Member so as to affect that Member adversely will be binding on such Member unless that Member consents to such amendment.

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

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the introductory paragraph hereof.

                                    /s/ Douglas P. Teitelbaum
                                    --------------------------------------------
                                    Douglas P. Teitelbaum

                                    /s/ Robert I. Earl
                                    --------------------------------------------
                                    Robert I. Earl

                                    BH CASINO AND HOSPITALITY LLC

                                        By: /s/ Douglas P. Teitelbaum
                                            ------------------------------------
                                        Name: Douglas P. Teitelbaum
                                        Title: Sole Manager

                                    OCS CONSULTANTS, INC.

                                    By: /s/ Robert I. Earl
                                        ----------------------------------------
                                    Name: Robert I. Earl
                                    Title: President

                                   APPENDIX A

                                  DEFINED TERMS

         As used in this Agreement, the following terms (including the singular and plural thereof) have the meanings set forth below:

         "ACCEPTING MEMBERS" has the meaning set forth in Section 9.02(a)(ii) hereof.

         "ADDITIONAL CAPITAL CONTRIBUTION" means, with respect to any Equity Member, any amount contributed to the capital of the Company by such Equity Member pursuant to Section 4.02.

         "ADJUSTED CAPITAL ACCOUNT DEFICIT" means, with respect to any Member for any taxable year or other period, the deficit balance, if any, in such Member's Capital Account as of the end of such year or other period, after giving effect to the following adjustments:

                  (a) credit to such Capital Account any amounts that such Member is obligated to restore or is deemed obligated to restore as described in the penultimate sentence of Treasury Regulation Section 1.704-2(g)(1) and in Treasury Regulation Section 1.704-2(i)(5); and

                  (b) debit to such Capital Account the items described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

         "AFFILIATE" means, with respect to any Person, (a) any other Person directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with such Person, (b) any other Person owning or controlling 10% or more of the outstanding voting interests of such Person, (c) any officer, director, general partner, managing member or trustee of such Person, or (d) any other Person which is an officer, director, general partner, managing member, trustee or holder of 10% or more of the voting interests of any other Person described in clauses (a) through (c) of this definition. As used in this definition, the term "control", "controlling", "controlled by" or "under common control with" means the possession, directly or indirectly, through one or more intermediaries, of the power to direct or cause the direction of the management and policies of a Person, whether through voting securities, by contract or otherwise.

         "AGREEMENT" means this Amended and Restated Operating Agreement of BH/RE, L.L.C., including exhibits, schedules or addenda attached hereto, as amended and in effect from time to time pursuant to the terms of this Agreement.

         "ALADDIN GAMING" has the meaning set forth in Section 2.04(b) hereof.

         "APPLICABLE PERCENTAGE" has the meaning set forth in the Section
9.02(a).

         "ARTICLES OF ORGANIZATION" has the meaning set forth in the first Recital to this Agreement.

         "BANKRUPTCY CODE" means title 11 of the United States Code (as now in effect or hereafter amended).

         "BAY HARBOUR" has the meaning set forth in the introductory paragraph of this Agreement.

         "BOOK BASIS" means, with respect to any asset of the Company, the asset's adjusted basis for federal income tax purposes, except as follows:

                  (a) the initial Book Basis of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the Managers;

                  (b) the Book Basis of all Company assets shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account), as determined by the Managers as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company; and (iii) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), provided that an adjustment described in clauses
         (i) and (ii) of this paragraph shall be made only if the Managers reasonably determine that such adjustment is necessary to reflect the relative economic interests of the Members in the Company;

                  (c) the Book Basis of any item of Company assets distributed to any Member shall be adjusted to equal the gross fair market value (taking Code Section 7701(g) into account) of such asset on the date of distribution as determined by the Managers; and

                  (d) the Book Basis of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), provided, however, that Book Basis shall not be adjusted pursuant to this subparagraph (d) to the extent that an adjustment pursuant to subparagraph (b) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).

         If the Book Basis of an asset has been determined or adjusted pursuant to subparagraphs (a), (b) or (d), such Book Basis shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Profits and Losses.

         "BUSINESS DAYS" means any day during a calendar year which is not a Saturday, Sunday or a day on which banks are required or permitted to be closed in the State of New York.

         "CAPITAL ACCOUNT" means the separate account maintained for each Member under Section 4.03 hereof.

         "CAPITAL CONTRIBUTION" means, with respect to any Member, any Initial Capital Contribution or Additional Capital Contribution made by such Member to the Company pursuant to this Agreement.

         "CHIEF EXECUTIVE OFFICER" means the chief executive officer of the Company appointed pursuant to Section 7.02(b) hereof.

         "CHIEF FINANCIAL OFFICER" means the chief financial officer of the Company appointed pursuant to Section 7.02(b) hereof.

         "CLEAN-UP PERIOD" has the meaning set forth in Section 9.02(a) hereof.

         "CLOSING DATE" means the "Closing Date" under the Purchase Agreement.

         "CODE" means the Internal Revenue Code of 1986, as amended. Any reference herein to any specific Section or Sections of the Code shall be deemed to include a reference to any corresponding provision of future laws.

         "COMPANY" means the limited liability company formed pursuant to the Articles of Organization and operated pursuant to the terms of this Agreement.

         "COMPANY ACCOUNTANT" has the meaning set forth in Section 8.04 hereof.

         "COMPANY MINIMUM GAIN" means "partnership minimum gain" as defined in Treasury Regulation Section 1.704-2(d).

         "CONFIDENTIAL INFORMATION" has the meaning set forth in Section 13.16(a) hereof.

         "CONTROLLER" means the comptroller of the Company appointed pursuant to
Section 7.02(e) hereof.

         "CREDIT AGREEMENT" means an Amended and Restated Credit Agreement by and among OpBiz, the lenders party thereto and BNY Asset Solutions LLC as Administrative and Collateral Agent.

         "DEEMED LIQUIDATION AMOUNT" has the meaning set forth in Section 12.02(b) hereof.

         "DEPRECIATION" means, for each taxable year of the Company, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such taxable year, except that if the Book Basis of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such taxable year, Depreciation shall be an amount which bears the same ratio to such beginning Book Basis as the federal income tax depreciation, amortization, or other cost recovery deduction for such taxable year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such taxable year is zero, Depreciation shall be determined with reference to such beginning Book Basis using any reasonable method selected by the Managers.

         "DESIGNATED EQUITYCO MANAGER" has the meaning set forth in Section 13.01(b) hereof.

         "EARL" has the meaning set forth in the introductory paragraph.

         "EARL MANAGER" has the meaning set forth in Section 7.01(c).

         "EQUITYCO" has the meaning set forth in the Section 2.04(a).

         "EQUITY INTEREST" means an Interest in the Company that entitles the owner thereof to (i) receive allocations of Net Profit and Net Loss, (ii) distributions of Net Cash Flow and (iii) the other rights and benefits of a Member, other than the rights and benefits specifically reserved for the Voting Members.

         "EQUITYCO OPERATING AGREEMENT" means the Amended and Restated Operating Agreement of EquityCo, dated as of April 22, 2003.

         "EQUITY MEMBER" means any Member that owns an Equity Interest.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         "EXISTING OPERATING AGREEMENT" has the meaning set forth in the introductory paragraph.

         "EXPENSES" means, for any period, the sum of the total gross expenditures of the Company during such period, including (a) all cash operating expenses (including, without limitation, all fees, commissions, expenses and allowances paid or reimbursed to any Member or any of its Affiliates pursuant to agreements to operate or manage the Property or otherwise as permitted hereunder), (b) all debt service payments, (c) all expenditures which are treated as capital expenditures (as distinguished from expense deductions) under generally accepted accounting principles, (d) all taxes, fees or charges, or similar assessments or levies, including real estate taxes, personal property taxes, sales taxes and non-U.S. income, capital gain or similar taxes or withholding, (e) all deposits of Revenues to the Company's reserve accounts, (f) all costs and expenditures related to any acquisition, sale, disposition, financing, refinancing or securitization of any Property, and (g) all cash contributions, loans or advances made directly or indirectly to any Subsidiary; provided, however, that Expenses shall not include (I) any payment or expenditure to the extent (A) the sources of funds used for such payment or expenditure are not included in Revenues or (B) such payment or expenditure is paid out of any Company reserve account, or (ii) any expenditure properly attributable to the liquidation of the Company.

         "GAAP" has the meaning set forth in Section 8.02 hereof.

         "GAMING LAWS" means those laws pursuant to which any Nevada Gaming Authority possesses regulatory, licensing or permit authority over gaming within any jurisdiction and, within the State of Nevada, specifically, the Nevada Gaming Control Act, as codified in NRS Chapter 463, and the regulations of the Nevada Commission promulgated thereunder, and the Clark County Code.

         "GAMING LICENSES" shall mean all licenses, permits, approvals, authorizations, registrations, findings of suitability, authorizations, franchises, waivers, exemptions and entitlements issued by any Nevada Gaming Authority necessary for or relating to the conduct of activities under the Gaming Laws.

         "GAMING PROBLEM" means circumstances such that any Member, any Affiliate of any Member or any Related Party of any Member or of any Affiliate of any Related Party, prior to being found an Unsuitable Person, may preclude or materially delay, impede or impair the ability of the Company or any Subsidiary to obtain or retain any Gaming License of the Company or any Subsidiary, or such as may result in the imposition of materially burdensome terms and conditions on any such license or under which such Member, Affiliate or Related Party has withdrawn an application to be found suitable by or for a Gaming License from any Nevada Gaming Authority.

         "GOVERNMENTAL AUTHORITIES" means any federal, state, local or municipal government, court, administrative agency or commission or other governmental or regulatory authority or agency including any foreign government or authority and the Nevada Gaming Authorities.

         "HOTEL MANAGEMENT AGREEMENT" means the Management Contract for Planet Hollywood Hotel and Casino, a Sheraton Hotel, between Sheraton Operating Corporation and OpBiz, dated April 23, 2003, as amended from time to time.

         "INDEMNIFIED PARTY" has the meaning set forth in Section 6.10(b) hereof.

         "INDEMNIFYING PARTY" has the meaning set forth in Section 6.10(b) hereof.

         "INDEMNITEE" has the meaning set forth in Section 10.02(a) hereof.

         "INITIAL CAPITAL CONTRIBUTION" means, with respect to any Member, any amount contributed to the capital of the Company by such Member pursuant to
Section 4.01 hereof.

         "INTEREST" means, with respect to any Member at any time, the interest of such Member in the Company at such time, including the right of such Member to any and all of the benefits to which such Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all of the terms and provisions of this Agreement. The term "Interest" shall include Voting Interests and Equity Interests.

         "LIQUIDATING MEMBER" means a Voting Member designated as such by the Voting Members.

         "LOANS" means any loans by the Company to one or more Subsidiaries to acquire, own, hold, manage, operate, lease and sell the Property.

         "LOSS" means, for each taxable year or other period, an amount equal to the Company's items of taxable deduction and loss for such year or other period, determined in accordance with Section 703(a) of the Code (including all items of loss or deduction required to be stated separately under Section 703(a)(1) of the Code), with the following adjustments:

                  (a) any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures under Treasury Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Loss, will be considered an item of Loss;

                  (b) Loss resulting from any disposition of property of the Company with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Book Basis of such property, notwithstanding that the adjusted tax basis of such property may differ from its Book Basis;

                  (c) in lieu of Depreciation, amortization and other cost recovery deductions taken into account in computing taxable income or loss, there will be taken into account Depreciation for the taxable year or other period;

                  (d) any items of deduction and loss specially allocated pursuant to Section 6.07 hereof shall not be considered in determining Loss; and

                  (e) any decrease to the Book Basis of Company assets as a result of any adjustment to the Book Basis of Company assets pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(f) shall constitute an item of Loss.

         "MAJORITY-IN-INTEREST" means, as to the class or group of Members referred to, required or to be determined, such of those Members of that class or group having more than 50% of the Interests of the Members of that class or group.

         "MANAGERS" has the meaning set forth in Section 7.01(a) hereof.

         "MEMBER" means each Person that executes a counterpart to this Agreement and each Person who may subsequently become a Member.

         "MEMBER MINIMUM GAIN" means the Company's "partner nonrecourse debt minimum gain" as defined in Treasury Regulation Section 1.704-2(i)(2).

         "MEMBER NONRECOURSE DEDUCTIONS" means "partner nonrecourse deductions" as defined in Treasury Regulation Section 1.704-2(1)(2).

         "MEZZANINE LOAN AGREEMENT" means the agreement pursuant to which one or more investors (other than the Company) lends or contributes funds to MezzCo.

         "MEZZCO" has the meaning set forth in Section 2.04(a) hereof.

         "NET CASH FLOW" means, for any period, the excess of (a) Revenues for such period over (b) Expenses for such period.

         "NET LOSS" means, for any period, the excess of items of Loss over items of Profit, if applicable, for such period determined without regard to any items of Profit or Loss allocated pursuant to Section 6.02.

         "NET PROFIT" means, for any period, the excess of items of Profit over items of Loss, if applicable, for such period determined without regard to any items of Profit or Loss allocated pursuant to Section 6.02.

         "NEVADA COMMISSION" means the Nevada Gaming Commission.

         "NEVADA GAMING AUTHORITIES" means state, local and other governmental, regulatory and administrative authorities, agencies, boards and officials of the State of Nevada responsible for or involved in the regulation of gaming activities in any jurisdiction and within the State of Nevada, specifically, the Nevada Commission, the Nevada State Gaming Control Board, and the Clark County Liquor and Gaming Licensing Board.

         "NONRECOURSE DEDUCTION" has the meaning set forth in Treasury Regulation Section 1.704-2.

         "NOTICE" has the meaning set forth in Section 13.03 hereof.

         "NOTICE DATE" has the meaning set forth in Section 9.02(a) hereof.

         "NRS" means the Nevada Revised Statutes, as amended from time to time.

         "OCS" has the meaning set forth in the introductory paragraph.

         "OFFERED INTEREST" has the meaning set forth in Section 9.02(a) hereof.

         "OFFEROR" has the meaning set forth in Section 9.02(a) hereof.

         "OPBIZ" has the meaning set forth in Section 2.04(a) hereof.

         "PARTIALLY ADJUSTED CAPITAL ACCOUNT" means, with respect to any Equity Member for any taxable year or other period of the Company, the Capital Account balance of such Member at the beginning of such year or period, adjusted for all contributions and distributions during such year or period and all special allocations pursuant to Section 6.02 with respect to such year or period but before giving effect to any allocations of Net Profit and Net Loss (or items hereof) pursuant to Section 6.01.

         "PERCENTAGE INTEREST" means, with respect to any Equity Member, a fraction, the numerator of which is the aggregate amount of the Capital Contributions made or deemed to have been made by such Equity Member and the denominator of which is the aggregate amount of the Capital Contributions made or deemed to have been made by all of the Equity Members as of the date of determination (in each case subject to adjustment as provided in this Agreement). If an Equity Member Transfers all or any portion of its Equity Interest to another Person in accordance with the terms of this Agreement, upon such Person's being admitted as an Equity Member, such Person shall be deemed to have made a Capital Contribution in an amount equal to the product of the Transferred Percentage Interest and the aggregate amount of Capital Contributions made or deemed to have been made by all of the Equity Members and there shall be a corresponding decrease in the amount of Capital Contributions deemed to have been made by the Transferring Equity Member.

         "PERMITTED TRANSFEREE" means, with respect to a particular Member, a Person that is (a) an Affiliate of the Member which is approved by the other Members in writing, such approval not to be unreasonably withheld or delayed,
(b) a wholly owned subsidiary of the Member, (c) another Member, (d) any other Person approved in writing by all the other Members, or (e) a Qualified Trust.

         "PERSON" means any individual, partnership, corporation, limited liability company, trust or other entity.

         "PLANET HOLLYWOOD LICENSE AGREEMENT" means the Planet Hollywood Hotel & Casino Loaning Agreement, dated as of May 7, 2003, by and among planet Hollywood International, Inc., Planet Hollywood (Region IV), Inc., Planet Hollywood Memorabilia, Inc. and OpBiz, as amended from time to time.

         "PRESIDENT" means the president of the Company appointed pursuant to
Section 7.02(c) hereof.

         "PROFIT" means, for each taxable year or other period, an amount equal to the Company's taxable income and gain for such year or other period, determined in accordance with Section 703(a) of the Code (including all items of income and gain required to be stated separately under Section 703(a)(1) of the
Code), with the following adjustments:

                  (a) any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profit or Loss will be added to taxable income or loss;

                  (b) gain resulting from any disposition of property of the Company with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Book Basis of such property, notwithstanding that the adjusted tax basis of such property may differ from its Book Basis;

                  (c)      any items specially allocated pursuant to Section
         6.07 shall not be considered in determining Profit; and

                  (d) any increase to the Book Basis of Company assets as a result of any adjustment to the Book Basis of Company assets pursuant to Treasury Regulation Section 1.704.1(b)(2)(iv)(f) shall constitute an item of Profit.

         "PROPERTY" means the Aladdin Hotel and Casino.

         "PURCHASE AGREEMENT" means the Purchase and Sale Agreement, dated as of April 23, 2003, between Aladdin Gaming and OpBiz.

         "QUALIFIED TRUST" means a trust that (a) is for the benefit of a Member or his or her spouse or any of his or her lineal descendants or the spouse of any of his or her lineal descendants, and (b) has a trustee that is reasonably acceptable to the other Voting Members.

         "RECORDS OFFICE" means an office of the Company in the State of Nevada, which may but need not be a place of its business, at which it shall keep all records identified in NRS Section 86.241, except that none of the lists required to be maintained pursuant to NRS Section 86.241 need be maintained in alphabetical order, nor shall the Company be required to maintain at its Records Office copies of powers of attorney except those relating to the execution of the Articles of Organization and this Agreement.

         "RELATED PARTY" means, in respect of a Member, its Affiliates, and such Member's and its Affiliates' respective shareholders, partners, members, directors, managers, officers, trustees and beneficiaries.

         "RENOVATION" has the meaning set forth in Section 2.04(b) hereof.

         "REVENUES" means, for any period, the sum of the total gross revenues received by the Company during such period, including all receipts of the Company from (a) distributions from any Subsidiary, (b) proceeds from Capital Contributions or the sale or other disposition of all or any portion of the Property, or any interest therein, including an interest in any Subsidiary, (c) rent, additional rent and percentage rent paid to the Company (including for parking facilities), (d) concessions, (e) rent or business interruption insurance, if any, (f) funds made available to the extent such funds are withdrawn from the Company's reserve accounts and deposited into the Company's operating accounts, (g) proceeds from the financing, refinancing or securitization of any interest in the Property or any Subsidiary, (h) the payment of principal and interest on the Loans, and (i) all other revenues and receipts realized by the Company. Notwithstanding the foregoing, Revenues does not include proceeds incident to the liquidation of the Company.

         "ROFO NOTICE" has the meaning set forth in Section 9.02(a) hereof.

         "ROFO PERIOD" has the meaning set forth in Section 9.02(a) hereof.

         "SECURITIES ACT" has the meaning set forth in Section 13.01(a) hereof.

         "SELLER" has the meaning set forth in Section 9.02(a) hereof.

         "SELLING EQUITY MEMBER" has the meaning set forth in Section 9.02(b) hereof.

         "STARWOOD" means Starwood Nevada Holdings, L.L.C. or any successor or assign that is a member of EquityCo.

         "SUBSIDIARY" means EquityCo, MezzCo, OpBiz or any other direct or indirect subsidiary of the Company.

         "SUBSIDIARY OPERATING AGREEMENT" means the organizational documents and operating agreements governing any Subsidiary.

         "TAG-ALONG EQUITY MEMBERS" has the meaning set forth in Section 9.02(b) hereof.

         "TAG-ALONG RIGHT" has the meaning set forth in Section 9.02(b) hereof.

         "TAG-ALONG SALE" has the meaning set forth in Section 9.02(b) hereof.

         "TEITELBAUM" has the meaning set forth in the introductory paragraph.

         "TEITELBAUM MANAGER" has the meaning set forth in Section 7.01(c).

         "TRANSACTION FEES" means the fees and expenses incurred by the Company and its Subsidiaries in connection with the formation of the Company, the other transactions described in Section 2.04(b), and the filing and effectiveness of the Company's registration statement described in Section 12.01(c).

         "TRANSFER" means the sale, assignment, exchange, or other transfer for consideration, pledge, hypothecation or grant of a security interest, or any gift, bequest, or other transfer for no consideration (whether or not by operation of law).

         "TREASURY REGULATION" or "REGULATION" means, with respect to any referenced provision, such provision of the regulations of the United States Department of the Treasury or any successor provision.

         "UPSTREAM OWNER" means any holder of an Equity Interest or any entity that directly or indirectly owns an equity interest in a holder of Equity Interests.

         "UPSTREAM OWNERSHIP INTEREST" has the meaning set forth in the Section 9.02(d).

         "UNSUITABLE PERSON" means any Person who is (i) denied a Gaming License by any Gaming Authority or (ii) determined by a Gaming Authority to be unsuitable to own or control an Interest in the Company or to be associated or affiliated with a Person engaged in gaming activities in any jurisdiction.

         "VOTING INTEREST" means an Interest in the Company that entitles the holder thereof to (i) appoint and replace the Managers and (ii) vote on all matters properly put before the Members.

         "VOTING MEMBER" means each Member that owns a Voting Interest. Voting Members shall be "noneconomic members" under Section 86.293 of the NRS.

                               [END OF APPENDIX A]

                                   SCHEDULE 1

  Equity Member or Affiliate                   Amount                 Date
  --------------------------                   ------                 ----
BH Casino and Hospitality LLC                $2,500,000          April 23, 2003

BH Casino and Hospitality LLC                $1,750,000           June 23, 2003

OCS Consultants, Inc.                        $2,500,000          April 23, 2003

OCS Consultants, Inc.                        $1,750,000           June 23, 2003

                                   SCHEDULE 2

                                                       Amount
Transaction Fees Advanced by:                    (through 2/29/2004)
----------------------------                     -------------------
BH Casino and Hospitality LLC                        $3,711,677

OCS Consultants, Inc. or
Affiliates                                           $1,349,248

                                      -i-